As filed with the Securities and Exchange Commission on September 10, 2007
Registration No. 333-__________

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MVP NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	7372	94-1713830
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 North Jefferson Avenue
St. Louis, Missouri 63103
Telephone:  (314) 241-0070
(Address including zip code and telephone number, including area code of registrant's principal executive offices)

Paul A. Schneider
110 North Jefferson Avenue
St. Louis, Missouri 63103   Telephone:  (314) 241-0070
(Name, address, including zip code and telephone number including area code, of agent for service)

Copies to:
Robert N. Wilkinson, Esq.
60 East South Temple, Suite 1200
Salt Lake City, Utah 84111
(801) 533-9645

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective (but no sooner than 20 business days after such effectiveness) and all other conditions to the Agreement and Plan of Reorganization dated as of November 22, 2006 described in the enclosed Prospectus have been satisfied or waived.  No meeting of stockholders will be held with respect to the Merger.  Corporate action is being taken with the written consent of the majority of stockholders.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  [____]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par value $0.001	371,564,544 shares	$0.013	$4,830,339.07	$148.29

(1) The Registration Statement covers the maximum number of shares of MVP Network, Inc. common stock that are expected to be issued in connection with the transactions described herein. Since there is no market for the registrant's shares or the shares of MVP Online Games being exchanged, the filing fee has been calculated under Rule 457(f)(2) using the $0.013 book value per share of the registrant's common stock as of June 30, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this information statement/prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This information statement/prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.  Any representation to the contrary is a criminal offense.

Subject to completion, dated September ___, 2007.

MVP NETWORK, INC.

We are not asking you for a proxy and you are requested not to send us a proxy.

Dear Stockholders:

I am pleased to inform you that after careful consideration, the board of directors of MVP Network, Inc. ("MVP Network”) and the Board of Directors of MVP Network Online Games, Inc. (“MVP Online Games”) have approved an Agreement and Plan of Reorganization dated as of November 22, 2006 (the “Merger Agreement”), under which MVP Network’s newly created, wholly-owned subsidiary, MVP Merger Corp., shall be merged with and into MVP Online Games with MVP Online Games being the surviving entity (the “Merger”).  As a result of the Merger, MVP Online Games will become a wholly-owned subsidiary of MVP Network.  A copy of the Merger Agreement is included as Annex A to this information statement/prospectus. The Merger has been adopted by the requisite vote of stockholders of MVP Network and the stockholders of MVP Online Games, acting by written consent, as described below. Accordingly, your vote on the Merger is not being solicited.

MVP Network’s common stock is presently not traded, although MVP Network is seeking to have its common stock traded on the OTC Bulletin Board.  No assurance can be given that MVP Network will be successful in its efforts to have its common stock traded on the OTC Bulletin Board

This information statement/prospectus contains detailed information about the Merger and related matters. We encourage you to review this document carefully, including the matters referred to under “Risk Factors” starting on page 18.

Under the terms of the Nevada Revised Statutes, the requisite number of stockholders of MVP Network and the requisite number of stockholders of MVP Online Games have acted by written consent to approve and adopt the Merger.  Each of the foregoing written consent actions became effective on September 5, 2007.  We will not actually consummate the Merger until a minimum of 20 days after this information statement/prospectus is sent to our stockholders. Your approval of the Merger is not required and we are not requesting you to vote on these matters.  Under applicable Securities and Exchange Commission rules, MVP Network may first take corporate action in accordance with the stockholder approval of the Merger by written consent 20 days after this information statement/prospectus is first mailed to stockholders.  This letter and the remainder of this information statement/prospectus constitutes notice of the actions taken that we are required to provide under the Nevada Revised Statutes to the stockholders who did not execute these written consents.

On Behalf of the Board of Directors,

/s/Paul A. Schneider
Paul A. Schneider,
President and Chief Executive Officer

Prospectus dated September ___, 2007
First mailed to stockholders on or about September ___, 2007

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this information statement/prospectus.  Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

This information statement/prospectus incorporates important business and financial information about MVP Network that is not included in or delivered with the information statement/prospectus.  This information is available without charge to stockholders upon written or oral request from MVP Network at 110 North Jefferson Avenue, St. Louis, Missouri 63103, telephone:  (314) 241-0070.

Annexes
Annex A – Agreement and Plan of Reorganization
Annex B – Sections 92A.300 to 92A.500 of the Nevada Revised Statutes
Annex C – Form of Dissenter’s Appraisal Notice

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a stockholder of MVP Network or MVP Online Games, may have regarding the Merger and brief answers to those questions. We urge you to read carefully the remainder of this information statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the Merger.  Additional important information is also contained in the annexes to and the documents incorporated by reference in, this information statement/prospectus.

Q:           Why am I receiving this information statement/prospectus?

A:
MVP Network has agreed to acquire Online Games under the terms of the Merger Agreement that is described in this information statement/prospectus. Please see "The Merger Agreement" beginning on page 37 of this information statement/prospectus. A copy of the Merger Agreement is attached to this information statement/prospectus as Annex A.

Under applicable Securities and Exchange Commission rules, MVP Network may first take corporate action in accordance with the stockholder approval of the Merger by written consent 20 days after this information statement/prospectus is first mailed to stockholders.  This letter and the remainder of this information statement/prospectus constitutes notice of the actions taken that we are required to provide under the Nevada Revised Statutes to the stockholders who did not execute these written consents.

In order to complete the Merger, all conditions to the Merger must be satisfied or waived.  The Merger Agreement provides that the Merger Agreement may be terminated, and consequently the Merger abandoned, if MVP Online Games Shareholders who collectively hold more than three percent (3.0%) of all issued and outstanding shares of MVP Online Games common stock perfect their dissenter rights under the Nevada Revised Statutes and demand to be paid for their dissenting shares.

This information statement/prospectus contains important information about the Merger, the Merger Agreement and the right of MVP Online Games shareholders to perfect their dissenters' rights, and you should read this information statement/prospectus carefully.

Q:           Why are MVP Network and MVP Online Games proposing the Merger?

A:
MVP Network is a publicly held company.  By acquiring MVP Online Games, and issuing registered shares of MVP Network common stock to the shareholders of MVP Online Games in the Merger, shareholders of MVP Online Games may have a public market for the sale of the MVP Network shares that they receive in the Merger.  MVP Network will gain an important operating subsidiary as a result of the Merger.  The Boards of Directors of the two companies also believe that the combined financial strength of the two companies will be a benefit to both companies.  MVP Network and MVP Online Games believe that combining their strengths is in the best interests of each company and its stockholders.

Q:           What will happen in the Merger?

A:
Pursuant to the terms of the Merger Agreement, MVP Merger Corp., a wholly owned subsidiary of MVP Network, will merge with and into MVP Online Games, and MVP Online Games will survive and continue as a wholly owned subsidiary of MVP Network.

Q:           What consideration will MVP Online Games stockholders receive in the Merger?

A:
MVP Online Games stockholders will receive four (4.0) shares of MVP Network common stock for each share of MVP Online Games common stock they own. We call this number the exchange ratio. Each MVP Online Games stockholder will receive one whole share for any fractional share of MVP Network common stock that such stockholder would be entitled to receive in the Merger after aggregating all fractional shares to be received by such stockholder.

Q:           When do MVP Network and MVP Online Games expect the Merger to be completed?

A:
MVP Network and MVP Online Games are working to complete the Merger as quickly as practicable and currently expect that the Merger could be completed approximately 20 to 30 days after the mailing of this information statement/prospectus. However, we cannot predict the exact timing of the completion of the Merger because it is subject to various conditions.

Q:           What are the United States federal income tax consequences of the Merger?

A:
We expect the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code. If the Merger qualifies as a reorganization, MVP Online Games stockholders generally will not recognize any gain or loss upon the receipt of MVP Network common stock in exchange for MVP Online Games common stock in connection with the Merger.

MVP Online Games stockholders are urged to read the discussion in the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 32 of this information statement/prospectus and to consult their tax advisors as to the United States federal income tax consequences of the Merger, as well as the effects of state, local and foreign tax laws.

Q:           Why are you not soliciting my vote?

A:
Approval of the principal terms of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of MVP Network common stock and the affirmative vote of the holders of a majority of the outstanding shares of MVP Online Games common stock.  Both of these stockholder approvals have been obtained through written consents signed by the holders of a majority of the outstanding shares of common stock by both companies.

Under applicable Securities and Exchange Commission rules, MVP Network may first take corporate action in accordance with the stockholder approval of the Merger by written consent 20 days after this information statement/prospectus is first mailed to stockholders.  This letter and the remainder of this information statement/prospectus constitutes notice of the actions taken that we are required to provide under the Nevada Revised Statutes to the stockholders who did not execute these written consents.

Q:	Are there any risks related to the Merger or any risks related to owning MVP Network or MVP Online Games common stock?

A:	Yes. You should carefully review the section entitled "Risk Factors" beginning on page 18 of this information statement/prospectus.

Q:           Am I entitled to dissenters' rights?

A:
MVP Network stockholders are not entitled to dissenters’ rights.  If you are an MVP Online Games stockholder who did not execute the written consent resolution approving the Merger, under Nevada law, you may have the right to dissent from the Merger and obtain payment in cash for the fair value of your shares of MVP Online Games common stock rather than receive shares of MVP Network common stock.  If you wish to dissent to the Merger, you must deliver to MVP Online Games, on or before _______ ___, 2007, a written demand for appraisal of your shares.

As discussed under the heading "Appraisal Rights of Dissenting Stockholders of MVP Online Games", any MVP Online Games stockholder who opposes the Merger and who did not execute the written consent resolution approving the Merger may exercise dissent and appraisal rights under the Nevada Revised Statutes.  The Merger contemplated hereby has been submitted to the stockholders for approval by written consent.  The Merger has been approved by a majority of both company’s stockholders.  If an MVP Online Games stockholder wishes to exercise dissent and appraisal rights, the stockholder must send to MVP Online Games a written notice demanding payment, and deposit the stockholder's share certificates of MVP Online Games with MVP Online Games at 110 North Jefferson Avenue, St. Louis, Missouri 63103. The procedure for dissent and appraisal is described in NRS 92A.300 to NRS 92A.500 of the Nevada Revised Statutes, which are attached as Annex B to this information statement/prospectus.  We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters’ appraisal rights.  Accordingly, each MVP Online Games stockholder who might desire to exercise dissenter’s appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.  A form of Dissenter's Appraisal Notice is attached as Annex C to this information statement/prospectus.

Be aware that if holders of more than three percent (3.0%) of all issued and outstanding shares of MVP Online Games common stock perfect their dissenter rights under the Nevada Revised Statutes and demand to be paid for their dissenting shares, then the Merger Agreement may be terminated, and the Merger abandoned.  Should this Merger be abandoned, then no cash will be paid to those who seek to perfect their dissenters’ rights.

Q:           Do I need to send in my MVP Online Games stock certificates now?

A:
No. You should not send in your MVP Online Games stock certificates now. Following the Merger, a letter of transmittal will be sent to MVP Online Games stockholders informing them where to deliver their MVP Online Games stock certificates in order to receive shares of MVP Network common stock. You should not send in your MVP Online Games common stock certificates prior to receiving this letter of transmittal.

Q:           Who can help answer my questions?

A:	If you have any questions about the Merger, or if you need additional copies of this informational statement/prospectus, you should contact:

MVP Network, Inc. or
MVP Network Online Games, Inc.
Attention: Timothy R. Smith, Vice President
110 North Jefferson Avenue
St. Louis, Missouri 63103
(314) 241-0070

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

SUMMARY

The following is a summary that highlights information contained in this information statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger Agreement and the Merger contemplated by the Merger Agreement, we encourage you to read carefully this entire information statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this information statement/prospectus, which includes important business and financial information about MVP Network, Inc. that has been filed with the Securities and Exchange Commission, referred to as the SEC. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 88  of this information statement/prospectus.

The Companies

MVP Network, Inc.
110 North Jefferson Avenue
St. Louis, Missouri 63103
(314) 241-0070

MVP Network. is a Nevada corporation that recently entered into two License of Rights in Software Program agreements with MVP Online Games to reproduce, publicly display, market, sell, distribute and otherwise exploit , throughout the world, the Golden Fairway Golf and Redline Thunder online video games developed by MVP Online Games, through December 31, 2008.  MVP Network has engaged in various types of businesses over the years, but it has been largely inactive in recent years prior to the acquisition of the license rights from MVP Online Games on June 25, 2007.

MVP Network Online Games, Inc.
110 North Jefferson Avenue
St. Louis, Missouri 63103
(314) 241-0070

MVP Online Games is a Nevada corporation that develops and distributes multiplayer online computer sports games.  MVP Online Games owns multiple websites featuring online computer golf games and stock car racing games. The games allow customers on the Internet to play online golf against other customers around the world for cash and prizes.  The company’s 3-Dimensional interactive technology gives game players real competition in live online tournaments.  The company has developed proprietary in-game voice communications with voice-over IP technology which allows game players to talk to other players around the world while they play.  All MVP Online Games feature real world physics to add to the excitement of playing.

MVP has recently completed development and launched a new multi-player golf game at http://GoldenFairway.com and http:RedlineThunder.com.  In addition, MVP Online Games is developing a multi-player soccer game due to be released in early 2008.  MVP Online Games has also developed games that can be played on cellular telephones for mobile game players.  These games as well as newer versions of the golf and racing computer games help expand the number of game players that pay for and play MVP Online computer games.

The Merger

(see page 27)

MVP Network and MVP Online Games agreed to the acquisition of MVP Online Games by MVP Network under the terms of the Merger Agreement that is described in this information statement/prospectus. Pursuant to the Merger Agreement, MVP Merger Corp., a wholly owned subsidiary of MVP Network, will merge with and into MVP Online Games, with MVP Online Games surviving the Merger and continuing as a wholly owned subsidiary of MVP Network. Throughout this information statement/prospectus, we refer to MVP Network’s acquisition of MVP Online Games pursuant to the Merger Agreement as the Merger. We have attached the Merger Agreement as Annex A to this information statement/prospectus. We encourage you to read carefully the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Merger Consideration

MVP Online Games stockholders will receive four (4.0) shares of MVP Network common stock, referred to as the exchange ratio, for each share of MVP Online Games common stock they own. As a result, MVP Network expects to issue approximately 371,564,544 shares of MVP Network common stock in the Merger (less 39,576,168 shares to be canceled by Paul A. Schneider) based on the number of shares of MVP Online Games common stock outstanding on June 30, 2007. The stock to be issued to MVP Online Games stockholders by MVP Network is referred to as the merger consideration. There are no outstanding options to acquire shares of MVP Online Games common stock, so there is no need for MVP Network to assume such options in the Merger.

For a full description of the Merger consideration, see "The Merger Agreement—Conversion of Securities" beginning on page 38 of this information statement/prospectus.

Fractional Shares

MVP Network will not issue fractional shares of MVP Network common stock in the Merger. As a result, Online Games stockholders will receive one whole share of MVP Network common stock for any fractional share of MVP Network common stock that they would otherwise be entitled to receive in the Merger.

For a full description of the treatment of fractional shares, see "The Merger Agreement—Fractional Shares" beginning on page 39 of this information statement/prospectus.

Risk Factors

(see page 18)

In evaluating the Merger, you should carefully read this information statement/prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page 18 of this information statement/prospectus.

MVP Network Shareholder Approval

(see page 32)

The Merger Agreement requires the approval of the holders of a majority of the outstanding shares of MVP Network common stock.  Pursuant to MVP Network's bylaws and applicable law, holders of MVP Network common stock are entitled to one vote per share on all matters voted upon by MVP Network stockholders.  On September 5, 2007, certain MVP Network stockholders representing 69,115,595 shares, or approximately sixty four and 50/100 percent (64.50%) of the outstanding shares of MVP Network common stock then outstanding, executed and delivered a written consent resolution approving the Merger and adopting the plan of Merger.  As of that date,

MVP Network had outstanding 107,145,314 shares of common stock issued and outstanding.  No further approval of the MVP Network shareholders is required.   Paul A. Schneider owns a majority of the outstanding shares of MVP Online Games common stock.  Mr. Schneider and Timothy R. Smith own 37,788,096 shares (approximately 35.27% and 31,327,500 shares (approximately 29.24%), respectively, which collectively represents a majority of the outstanding shares of MVP Network common stock.  Mr. Schneider and Mr. Smith are officers and directors of both MVP Online Games and MVP Network.  No other officers or directors of MVP Network own any shares of MVP Network common stock.  Mr. Schneider’s wife, Debbie Schneider, is the third director of each company.

Even though a majority of the voting shares of MVP Network have been voted in favor of the Merger by written consent resolution, MVP Network will actually not proceed with the Merger until the following procedures have taken place:

•	the final form of this information statement/prospectus has been mailed to all shareholders of MVP Network,

•	a 20 day minimum waiting period has elapsed after MVP Network has mailed the information statement/prospectus to its stockholders; and

•	the articles of merger have been filed with the Nevada Secretary of State.

MVP Network Director Approval

(see page 30)

MVP Network’s board of directors unanimously approved the Merger Agreement on November 22, 2006. Paul A. Schneider owns a majority of the outstanding shares of MVP Online Games common stock.  Mr. Schneider and Timothy R. Smith collectively own a majority of the outstanding shares of MVP Network common stock.  Mr. Schneider and Mr. Smith are officers and directors of both MVP Online Games and MVP Network.  Mr. Schneider’s wife, Debbie Schneider, is the third director of each company.

MVP Online Games Shareholder Approval

(see page 31)

The Merger Agreement and Nevada law require the approval of the holders of a majority of the outstanding shares of MVP Online Games common stock.  This approval was obtained on September 5, 2007 by written consent of Paul A. Schneider who owns 80,000,000 shares, or approximately eighty six and 12/100 percent (86.12%) of the outstanding shares of MVP Online Games common stock then outstanding.  No further approval of the MVP Online Games shareholders is required.  No other officers or directors of MVP Online Games own any shares of MVP Online Games common stock.  Mr. Schneider and Timothy R. Smith collectively own a majority of the outstanding shares of MVP Network common stock.  Mr. Schneider and Mr. Smith are officers and directors of both MVP Online Games and MVP Network.  Mr. Schneider’s wife, Debbie Schneider, is the third director of each company.

MVP Online Games Director Approval

(see page 29)

MVP Online Games board of directors unanimously approved the Merger Agreement on November 22, 2006.  Paul A. Schneider owns a majority of the outstanding shares of MVP Online Games common stock.  Mr. Schneider and Timothy R. Smith collectively own a majority of the outstanding shares of MVP Network common stock.  Mr. Schneider and Mr. Smith are officers and directors of both MVP Online Games and MVP Network.  Mr. Schneider’s wife, Debbie Schneider, is the third director of each company.

No Financial Advisor; No Fairness Opinion

(see page 31)

Neither company has sought nor obtained a fairness opinion from any financial advisor.  Neither company has been represented by a financial advisor in this transaction.

Ownership of MVP Network Following the Merger

Based on the number of shares of MVP Online Games common stock outstanding as of June 30, 2007, MVP Network expects to issue approximately 371,564,544 shares of MVP Network common stock in the Merger (less 39,576,168 shares to be canceled by Paul A. Schneider). Based on the number of shares of MVP Online Games common stock and the number of shares of MVP Network common stock outstanding on June 30, 2007, and assuming the cancellation of 39,576,168 shares of MVP Network common stock by Paul A. Schneider that he will receive in the Merger for certain shares of MVP Online Games common stock he now owns, former MVP Online Games stockholders are expected to own approximately seventy five and 60/100 percent (75.60%) of the then-outstanding shares of MVP Network common stock.

Share Ownership of MVP Online Games Directors and Executive Officers

As of June 30, 2007, the directors and executive officers of MVP Online Games beneficially owned and were entitled to vote eighty million (80,000,000) shares of MVP Online Games common stock, which represent approximately eighty six and 12/100 percent (86.12%) of the MVP Online Games common stock outstanding on that date.

Listing of MVP Network Common Stock

(see page 34)

In anticipation of consummating the Merger, MVP Network is pursuing the listing of its common stock on the OTC Bulletin Board.  There is no assurance that the shares of MVP Network common stock will be approved to be quoted on the OTC Bulletin Board.

Dissenters' Rights

(see page 40)

MVP Network stockholders have no dissenters’ rights in the Merger.

If an MVP Online Games stockholder objects to the Merger, the Nevada Revised Statutes, or NRS, permits the MVP Online Games Stockholder to seek relief as a dissenting stockholder and have the “fair value” of his or her shares of MVP Online Games common stock determined by a court and paid to him or her in cash.

If you are an MVP Online Games stockholder who did not execute the written consent resolution approving the Merger and wish to dissent from the Merger, you must deliver to MVP Online Games, on or before __________, 2007, a written demand for appraisal of your shares.

As discussed under the heading "Appraisal Rights of Dissenting Stockholders of MVP Online Games", any MVP Online Games stockholder who opposes the Merger and who has not signed the written consent of stockholders approving the Merger, may exercise dissent and appraisal rights under the Nevada Revised Statutes.

The Merger contemplated hereby has been submitted to the stockholders for approval by written consent.  The Merger has been approved by a majority of MVP Online Games stockholders.  If an MVP Online Games stockholder wishes to exercise dissent and appraisal rights, the stockholder must send to MVP Online Games a written notice demanding payment, and deposit the stockholder's share certificates of MVP Online Games with MVP Online Games, 110 North Jefferson Avenue, St. Louis, Missouri 63103.  The procedure for dissent and appraisal is described in NRS 92A.300 to NRS 92A.500 of the Nevada Revised Statutes, which are attached as Annex B to this information statement/prospectus.  We require strict adherence to the procedures set forth therein, and failure to do so may result in the loss of all dissenters’ appraisal rights.  Accordingly, each MVP Online Games stockholder who might desire to exercise dissenter’s appraisal rights should carefully consider and comply with the provisions of those sections and consult his or her legal advisor.  A form of Dissenter's Appraisal Notice is attached as Annex C to this information statement/prospectus.

Conditions to Completion of the Merger

(see pages 43 and  44)

A number of conditions must be satisfied before the Merger will be completed. These include, among others:

•	the effectiveness of a registration statement on Form S-4 and there being no pending or threatened stop order relating thereto;

•	the cancellation by Paul A. Schneider of 39,576,168 shares of MVP Network common stock that he is to receive in exchange for 9,894,042 of his shares of MVP Online Games common stock;

•
the absence of any material actions, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against MVP Network or MVP Online Games, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of MVP Network or MVP Online Games, the operation of MVP Network or MVP Online Games, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which MVP Network or MVP Online Games is bound or in any way contest the existence of MVP Network or MVP Online Games;

•
the continued accuracy of all representations and warranties of the parties contained in the Merger Agreement; except to the extent that breaches of such representations and warranties would not result in a material adverse effect on the party making the representation or warranty;

•
the performance or compliance in all material respects of each party with all agreements and covenants contained in the Merger Agreement and required to be performed or complied with at or before the closing; and

•	the absence of material adverse effects with respect to either party since September 30, 2006.

Each of MVP Network, MVP Online Games and MVP Merger Corp. may waive the conditions to the performance of its respective obligations under the Merger Agreement and complete the Merger even though one or more of these conditions have not been met. Neither MVP Network nor MVP Online Games can give any assurance that all of the conditions to the Merger will be either satisfied or waived or that the Merger will occur.

Termination of the Merger Agreement

(see page 45)

Under circumstances specified in the Merger Agreement, either MVP Network or MVP Online Games may terminate the Merger Agreement. Subject to the limitations set forth in the Merger Agreement, the circumstances generally include if:

•
There shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by the Merger Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by the Merger Agreement; or;

•
Any of the transactions contemplated by the Merger Agreement are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; or

•
MVP Online Games stockholders who collectively hold more than three percent (3.0%) of all issued and outstanding shares of MVP Online Games common stock perfect their dissenters’ rights under the Nevada Revised Statutes and demand to be paid for their dissenting shares.

MVP Network may also terminate the Merger Agreement if (i) MVP Online Games shall fail to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement or if any of the representations or warranties of MVP Online Games contained therein shall be inaccurate in any material respect, (ii) there has been any material adverse change in the business or financial condition of MVP Online Games, or (iii) shareholders of MVP Online Games owning more than three percent (3.0%). of the issued and outstanding shares of MVP Online Games capital stock perfect their dissenter’s rights with respect to the approval of the Merger Agreement and the transactions contemplated thereby.

MVP Online Games may also terminate the Merger Agreement if (i) MVP Network shall fail to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement or if any of the representations or warranties of MVP Network contained therein shall be inaccurate in any material respect, or (ii) there has been any adverse change in the business or financial condition of MVP Network.

Material United States Federal Income Tax Consequences of the Merger

(see page 32)

MVP Network and MVP Online Games expect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.  However, neither party has sought a legal opinion or a ruling from the Internal Revenue Service that the Merger will so qualify. If the Merger qualifies as a reorganization, MVP Online Games stockholders generally will not recognize any gain or loss upon the receipt of MVP Network common stock in exchange for MVP Online Games common stock in connection with the Merger.

MVP Online Games stockholders are urged to read the discussion in the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 32 of this information statement/prospectus and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effect of state, local and foreign tax laws.

Accounting Treatment

(see page 34)

In accordance with accounting principles generally accepted in the United States, or GAAP, the Merger will be accounted for as a reverse acquisition in which MVP Online Games is considered to be the acquirer of MVP Network for accounting purposes.

Comparison of Rights of MVP Network Stockholders and MVP Online Games Stockholders

(see page 79)

MVP Online Games stockholders, whose rights are currently governed by MVP Online Games’ articles of incorporation, its bylaws, and Nevada law, will, upon completion of the Merger, become MVP Network stockholders, and their rights will be governed by MVP Network’s articles of incorporation, its bylaws, and Nevada law.

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF MVP NETWORK

The following selected financial data of MVP Network as of and for each of the two fiscal years in the period ended December 31, 2006 have been derived from MVP Network’s audited historical financial statements. The following selected financial data of MVP Network as of and for the six months ended June 30, 2007 and 2006 have been derived from MVP Network’s unaudited historical financial statements. The data below is only a summary and should be read in conjunction with MVP Network’s financial statements and accompanying notes, as well as management's discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this information statement/prospectus. For a complete list of the documents incorporated by reference into this information statement/prospectus, please see "Where You Can Find More Information" beginning on page 88 of this information statement/prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2005	2006	2006	2007
	(unaudited)
Statement of Operations Data
Sales	$-	$-	$-	$-
Operating Expenses	12,919	96,127	58,088	53,204
Net Income (Loss) from Operations	(12,919)	(96,127)	(58,088)	(53,204)
Other Income and Expenses	50,000	-	-	-
Net Income (Loss)	$37,081	$(96,127)	$(58,088)	$(53,204)
Net Income (Loss) Per Common Share	$-	$-	$-	$-
Balance Sheet Data:
Total Current Assets		$-		$3,683
Total Assets		$890,474		$1,398,208
Total Current Liabilities		965		-
Long Term Liabilities		-		-
Total Stockholders' Equity		889,509		$1,398,208

SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF MVP ONLINE GAMES

The following selected financial data of MVP Online Games as of and for each of the two fiscal years in the period ended December 31, 2006 have been derived from MVP Online Games’ audited historical financial statements. The following selected financial data of MVP Online Games as of and for the six months ended June 30, 2007 and 2006 have been derived from MVP Online Games’ unaudited historical financial statements. The data below is only a summary and should be read in conjunction with MVP Online Games’ financial statements and accompanying notes, as well as management's discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference into this information statement/prospectus. For a complete list of the documents incorporated by reference into this information statement/prospectus, please see "Where You Can Find More Information" beginning on page 88 of this information statement/prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2005	2006	2006	2007
	(unaudited)
Statement of Operations Data
Sales	$1,046,468	$6,195,788	$4,963,353	$490,612
Operating Expenses	2,210,248	7,699,809	4,799,864	988,255
Net Income (Loss) from Operations	(1,163,780)	(1,504,021)	163,489	(497,643)
Other Income and Expenses	(342,302)	(244,701)	(111,431)	(76,870)
Net Income (Loss)	$(1,506,082)	$(1,748,722)	$52,058	$(574,513)
Net Income (Loss) Per Common Share	$(.02)	$(.02)	$-	$(.01)
Balance Sheet Data:
Total Current Assets		$1,235,096		$424,074
Total Assets		$5,068,205		$4,732,121
Total Current Liabilities		2,869,966		3,274,151
Long Term Liabilities		779,952		742,665
Total Stockholders’ Equity		1,418,287		715,305

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following table presents summary unaudited pro forma combined financial data that reflects the proposed acquisition of MVP Online Games by MVP Network. This information also reflects the following acquisitions and dispositions that MVP Online Games has completed since December 31, 2005:

•      MVP Online Games’ acquisition of MVP Network, LLC, a Missouri limited liability company, in September 2006; and

•      MVP Online Games’ acquisition of Online Exchange, Inc., a Missouri corporation, in September 2006.

This information is derived from and should be read in conjunction with the "Selected Unaudited Pro Forma Condensed Combined Financial Data" beginning on page 77, and the historical financial statements and notes thereto of MVP Network and MVP Online Games that are incorporated by reference in this information statement/prospectus.

The unaudited pro forma condensed combined statements of operations data assume that the pending acquisition of MVP Online Games occurred on January 1, 2006. The unaudited pro forma condensed combined balance sheet data assume that the pending acquisition of MVP Online Games occurred on June 30, 2007.

The pro forma data in the table assume that the Merger is accounted for as a reverse acquisition in which MVP Online Games is considered to be the acquirer of MVP Network for reporting purposes.

The unaudited pro forma condensed combined financial data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the Merger or the other transactions described above been consummated as of January 1, 2006 or June 30, 2007.

	Year Ended December 31, 2006	Six Months Ended June 30, 2007
Pro Forma Condensed Combined Statement of Operations Data:
Sales	$6,195,788	$490,612
Operating Expenses	$7,699,809	988,255
Net Income (Loss) from Operations	(1,504,021)	(497,643)
Other Income and Expenses	(244,701)	76,870
Net Income (Loss)	$(1,748,722)	(574,513)
Net Income (Loss) Per Common Shares	$-	$-

As of June 30, 2007
Pro Forma condensed Combined Balance Sheet Data:
Total Current Assets	$424,000
Total Assets	$4,735,000
Total Current Liabilities	1,879,000
Long Term Liabilities	743,000
Total Shareholders’ Equity	2,113,000

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents for MVP Network common stock and MVP Online Games common stock certain historical, pro forma, pro forma combined and pro forma combined equivalent per share financial information.

For purposes of preparing the following pro forma per share data, the historical financial information for both MVP Network and MVP Online Games is based on the year ended December 31, 2006 and the six months ended June 30, 2007.

The pro forma, pro forma combined and pro forma combined equivalent income and dividend per share data assume that the pending acquisition of MVP Online Games and the other transactions described above occurred on January 1, 2006. The pro forma, pro forma combined and pro forma combined equivalent net book value per share data assume that the pending acquisition of MVP Online Games and the other transactions described above occurred on June 30, 2007. The pro forma combined equivalent data are calculated by multiplying the pro forma combined data by the exchange ratio of 4.0.

The pro forma, pro forma combined and pro forma combined equivalent data are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the Merger or the other transactions described above been consummated as of January 1, 2006 or June 30, 2007.

	Year Ended/As of December 31, 2006	Six Months Ended/As of June 30, 2007
MVP Network historical data: Net income (loss) per basic share Net income (loss) per diluted share Cash dividends per share Book value per share	$ - $ - -	$ - $ - - $0.013
MVP Online Games historical data: Net income (loss) per basic share Net income per diluted share Cash dividends per share Book value per share	$(.02) $(.02) -	$(.01) $(.01) - $0.008
Pro forma combined data: Net income per basic share Net income per diluted share Cash dividends per share Book value per share	$ - $ - -	$ - $ - - $0.005
Pro forma combined equivalent data: Net income per basic share Net income per diluted share Cash dividends per share Book value per share	$ - $ - -	$ - $ - - $0.005

COMPARATIVE PER SHARE MARKET PRICE DATA

MVP Network common stock has not traded publicly at any time during the last three years.  MVP Online Games is a privately held company that has never had a trading market for its common stock.  As a result, no market price information is available for the common stock of either MVP Network or MVP Online Games.

RISK FACTORS

In addition to the other information included in this information statement/prospectus, including the matters addressed in "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 27 of this information statement/prospectus, you should carefully consider the following risks. In addition, you should read and consider the risks associated with each of the businesses of MVP Network and MVP Online Games because these risks will also affect the combined company.

Risk Factors Relating to the Merger

The integration of the operations of MVP Network and MVP Online Games may be difficult and may lead to adverse effects.

The success of the Merger will depend, in part, on the ability of MVP Network to integrate MVP Online Games’ business with MVP Network’s business. MVP Network’s success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of MVP Online Games. The integration of two companies is a complex and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•      integrating MVP Online Games’ business into MVP Network’s financial reporting system;

•      coordinating sales, distribution and marketing functions;

•      preserving the important research and development, marketing, customer and other relationships of MVP Online Games; and

•      minimizing the diversion of management's attention from ongoing business concerns.

MVP Network and MVP Online Games may not accomplish this integration smoothly or successfully. The diversion of the attention of management from its current operations to the integration effort and any difficulties encountered in combining operations could prevent MVP Networks from realizing the full benefits anticipated to result from the Merger and adversely affect MVP Network’s business.

The value of MVP Networks common stock may decline, which would decrease the value of the Merger consideration to be received by MVP Online Games stockholders in the Merger.

Presently there is no market for the common stock of either MVP Networks or MVP Online Games.  Any value of MVP Network’s common stock might decline following the Merger.  The exchange ratio will not be adjusted as a result of any change in the value of MVP Network’s common stock or MVP Online Games common stock. Therefore, the value of the Merger consideration to be received by MVP Online Games stockholders will depend on the value of MVP Network’s common stock at the time the Merger becomes effective and any market price that may develop for MVP Network’s common stock.  MVP Online Games does not have the right to terminate the Merger Agreement based solely on changes in the value of MVP Network’s common stock. Accordingly, if the value of MVP Network’s common stock declines prior to the completion of the Merger, the value of the Merger consideration to be received by MVP Network Online Games stockholders in the Merger will decrease as compared to the value on the date the Merger was announced. See "The Merger Agreement—Conversion of Securities" beginning on page 38 of this information statement/prospectus.

In addition, because the Merger will be completed after the mailing of the information statement/prospectus, MVP Online Games stockholders will not know the exact value of MVP Network’s common stock that will be issued in the Merger until after they have decided whether to perfect their dissenter’s rights. As a result, a decline in the value of MVP Network’s common stock after the mailing of this information statement/prospectus will reduce the value of the Merger consideration that MVP Online Games stockholders will receive.

Combined operating results may fluctuate due to various factors and as a result period-to-period comparisons of its results of operations will not necessarily be meaningful.

Factors relating to MVP Online Games' business make its future operating results uncertain and may cause them to fluctuate from period to period. Such factors include:

•      the timing of new product announcements and introductions by MVP Online Games and its competitors;

•      market acceptance of new or enhanced versions of MVP Online Games products;

•      changes in product development costs or other expenses;

•      competitive pricing pressures;

•      the gain or loss of customers;

•      increased research and development expenses;

•      the timing of any future acquisitions;

•      general economic conditions; or

•      general stock market conditions or other economic or external factors.

Because MVP Online Games' operating results may fluctuate from quarter to quarter, it may be difficult for MVP Online Games, MVP Network or the stockholders of MVP Network to predict future performance by viewing historical operating results.

Risk Factors Relating to MVP Network

MVP Network shares are considered Penny Stock and are subject to the Penny Stock rules, which may adversely affect your ability to sell your MVP Network shares

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving Penny Stock.  Subject to certain exceptions, a Penny Stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  MVP Network believes that its shares, if and when a market develops for them, will be deemed to be Penny Stock for the purposes of the Exchange Act.  The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of our shares and impede the sale of our shares in the secondary market.

Under the Penny Stock regulations, a broker-dealer selling Penny Stock to anyone other than an established customer or Accredited Investor (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.  In addition, the Penny Stock regulations require the broker-dealer to deliver, prior to any transaction involving a Penny Stock, a disclosure schedule prepared by the Commission relating to the Penny Stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the Penny Stock held in a customer's account and information with respect to the limited market in Penny Stocks.

Substantial sales of MVP Network common stock could cause our stock price to fall.

If our stockholders sell substantial amounts of our common stock, including shares issued in connection with the completion of the Merger, any market price of our common stock could decline.  We have the following securities outstanding:

MVP Network’s stock price may fluctuate significantly in any market that develops, and stockholders who buy or sell MVP Network  common stock may lose all or part of the value of their investment, depending on the price of MVP Network  common stock from time to time.

MVP Network presently has no market for its common stock. Recently a broker dealer submitted a Form 211 application seeking to commence market making activities in the common stock of MVP Network on the OTC Bulletin Board.  It is anticipated that if and when the Form 211 application is approved, the common stock of MVP Network will begin to trade on the OTC Bulletin Board.  MVP Network can offer no assurance that the application will be approved.  It is also anticipated that MVP Network’s common stock, if approved for trading on the OTC Bulletin Board, will only be followed by one or two market makers.  Limited trading of MVP Network common stock may therefore make it more difficult for you to sell your shares.

In addition, MVP Network’s share price (in any market that may develop) may be volatile due to fluctuations in its operating results, as well as factors beyond MVP Network’s control. It is possible that in some future periods the results of MVP Network’s operations will be below the expectations of the public market. If this occurs, any market price of MVP Network common stock then existing could decline. Furthermore, the stock market may experience significant price and volume fluctuations, which may affect any market price of MVP Network common stock for reasons unrelated to its operating performance. Any market price of MVP Network common stock may be highly volatile and may be affected by factors such as:

•      quarterly and annual operating results, including failure to meet the performance estimates of securities analysts;

•      changes in financial estimates of revenues and operating results or buy/sell recommendations by securities analysts;

•      the timing of announcements by MVP Network or its competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof;

•      changes in general conditions in the economy, the financial markets or the health care industry;

•      government regulation in the health care industry;

•      changes in other areas such as tax laws;

•      sales of substantial amounts of MVP Network common stock or the perception that such sales could occur;

•      changes in investor perception of MVP Network’s industry, businesses or prospects;

•      the loss of key employees, officers or directors; or

•      other developments affecting MVP Network or its competitors.

With the advent of the internet, new avenues have been created for the dissemination of information. MVP Network does not have control over the information that is distributed and discussed on electronic bulletin boards and investment chat rooms. The motives of the people or organizations that distribute such information may not be in MVP Network’s best interest or in the interest of its stockholders. This, in addition to other forms of investment information, including newsletters and research publications, could result in a significant decline in any market price of MVP Network common stock.

In addition, stock markets have from time to time experienced extreme price and volume fluctuations. The market prices for companies in MVP Network’s industry have been affected by these market fluctuations and such effects have, at times, been unrelated to the operating performance of such companies. These broad market fluctuations may cause a decline in any market price of MVP Network common stock.

Anti-takeover provisions in MVP Network’s organizational documents and Nevada law may limit the ability of its stockholders to control its policies and effect a change of control of MVP Network and may prevent attempts by MVP Network’s stockholders to replace or remove its current management, which may not be in your best interests.

There are provisions in MVP Network’s articles of incorporation and bylaws that may discourage a third party from making a proposal to acquire it, even if some of MVP Network’s stockholders might consider the proposal to be in their best interests, and may prevent attempts by MVP Network’s stockholders to replace or remove its current management. These provisions include the following:

•           MVP Network’s articles of incorporation authorizes its board of directors to issue shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control;

Additionally, the Nevada Revised Statutes imposes certain restrictions upon persons acquiring or seeking to acquire a controlling interest in the shares of common stock of MVP Network.  Finally, the board of directors may in the future adopt other protective measures, such as a stockholder rights plan, which could delay, deter or prevent a change of control.

Because MVP Network does not intend to pay dividends on its common stock, you will benefit from an investment in MVP Network common stock only if it appreciates in value.

MVP Network currently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any dividends on MVP Network common stock in the foreseeable future.  As a result, the success of your investment in MVP Network common stock will depend entirely upon any future appreciation. There is no guarantee that MVP Network common stock will appreciate in value or even maintain the value at which you purchased your shares.

If MVP Network chooses to acquire or invest in new and complementary businesses, products or technologies rather than developing them internally, such acquisitions or investments could disrupt its business and, depending on how MVP Network finances these acquisitions or investments, could result in the use of significant amounts of cash.

MVP Network’s success will depend in part on its ability to continually enhance and broaden its product offerings in response to changing technologies, customer demands and competitive pressures. Accordingly, from time to time MVP Network may seek to acquire or invest in businesses, products or technologies instead of developing them internally. Acquisitions and investments involve numerous risks, including:

•      the inability to complete the acquisition or investment;

•      disruption of MVP Network’s ongoing businesses and diversion of management attention;

•      difficulties in integrating the acquired entities, products or technologies;

•      difficulties in operating the acquired business profitably;

•      difficulties in transitioning key customer, distributor and supplier relationships;

•      risks associated with entering markets in which MVP Network has no or limited prior experience; and

•      unanticipated costs.

In addition, any future acquisitions or investments may result in:

•      issuances of dilutive equity securities, which may be sold at a discount to market price;

•      use of significant amounts of cash;

•      the incurrence of debt;

•      the assumption of significant liabilities;

•      unfavorable financing terms;

•      large one-time expenses; and

•      the creation of intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

While MVP Network believes that it currently has adequate internal control over financial reporting, MVP Network is exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting

Section 404 of the Sarbanes-Oxley Act of 2002 requires MVP Network’s management to report on and its independent registered public accounting firm to attest to the effectiveness of its internal control over financial reporting. MVP Network has an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements.

MVP Network expects to continue to incur significant expenses and to devote significant resources to Section 404 compliance on an ongoing basis. In addition, it is difficult for MVP Network to predict how long it will take to complete the assessment of the effectiveness of its internal control over financial reporting each year and MVP Network may not be able to complete the process on a timely basis. In the event that internal controls over financial reporting are not effective as defined under Section 404, MVP Network cannot predict how regulators will react or how the market prices of its shares will be affected. In addition, if MVP Network fails to maintain an effective system of internal control or if MVP Network were to discover material weaknesses in its internal control systems, it may be unable to produce reliable financial reports or prevent fraud and it could harm its results of operations and financial condition.

MVP Network’s business could be negatively affected by the loss of key personnel or its inability to hire qualified personnel

MVP Network’s success depends in significant part on the continued service of certain key technical and managerial personnel. MVP Network’s success will also require it to continue to identify, attract, hire and retain additional highly qualified personnel in those areas. Competition for qualified personnel in MVP Network’s industry is very competitive due to the limited number of people available with the necessary technical skills and understanding of its industry. MVP Network may be unable to retain its key personnel or attract or retain other necessary highly qualified personnel in the future, which would harm the development of its business.

MVP Network needs additional capital to continue to operate its business

MVP Network has experienced losses in recent years and negative cash flow.  MVP Network anticipates that it will need to continue to generate additional capital to continue its business.  MVP Network cannot be certain that equity financing will be available to it on favorable terms, if at all.  If MVP network cannot raise additional capital on a timely basis, and on favorable terms, it may not be able to continue in business.

Risk Factors Relating to MVP Online Games

MVP Online Games has a limited operating history and a history of losses.  MVP Online Games expects future losses, and there can be no assurances that MVP Online Games will achieve and sustain profitability, which makes its ability to continue as a going concern questionable.

MVP Online Games has incurred significant net losses and negative cash flow from operations since its inception.  MVP Online Games incurred net losses of $1,748,754 in the year ended December 31, 2006 and $574,513 for the six months ended June 30, 2007.  MVP Online Games expects to incur additional losses in the future and will need to continue to raise additional funds through equity offerings or other means for its business to survive.

MVP Online Games’ financial statements have been prepared on a going concern basis, which presumes the realization of assets and the settlement of liabilities in the normal course of operations.  The application of the going concern principle is dependent upon MVP Online Games achieving profitable operations to generate sufficient cash flows to fund continued operations, or, in the absence of adequate cash flows from operations, obtaining additional financing.  If MVP Online Games is unable to achieve profitable operations or obtain additional financing, it may be required to reduce or to limit operations, or cease operations altogether.  The auditors’ report on the December 31, 2006 financial statements of MVP Online Games contains an explanatory paragraph that states that MVP Online Games has suffered operating losses and has negative working capital from operations which indicates an inability to service debt and to operate for the coming year.  It raises substantial doubt about MVP Online Games’ ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MVP Online Games needs additional capital to continue to operate its business.

MVP Online Games has incurred significant net losses and negative cash flow from operations since its inception.  MVP Online Games anticipates that it will need to continue to generate additional capital to operate its business.  MVP Online Games cannot be certain that equity financing will be available to it on favorable terms when required or at all.  If MVP Online Games cannot raise funds in a timely manner or on acceptable terms, it may not be able to continue in operation.

MVP Online Games' business has substantial indebtedness, which could, among other things, make it more difficult for MVP Online Games to satisfy its debt obligations, require MVP Online Games to use a large portion of its cash flow from operations to repay and service its debt or otherwise create liquidity problems, limit its flexibility to adjust to market conditions, place it at a competitive disadvantage and expose it to interest rate fluctuations.

MVP Online Games currently has, and will likely continue to have, a substantial amount of indebtedness. As of June 30, 2007, in addition to other indebtedness, MVP Online Games had approximately $1,775,105 in aggregate principal amount of indebtedness outstanding under its line of credit facilities, and $1,394,525 in intercompany advances owed to MVP Network.

MVP Online Games' substantial indebtedness could affect its future operations in important ways. For example, it could:

•      make it more difficult to satisfy MVP Online Games' obligations under other debt-related instruments;

•      require MVP Online Games’ to use a large portion of its cash flow from operations to pay principal and interest on its indebtedness, which would reduce the amount of cash available to finance its operations and service obligations, to delay or reduce capital expenditures or the introduction of new products and/or forego business opportunities, including acquisitions, research and development projects or product design enhancements;

•      limit MVP Online Games' flexibility to adjust to market conditions, leaving it vulnerable in a downturn in general economic conditions or in its business and less able to plan for, or react to, changes in its business and the industries in which it operates;

•      impair MVP Online Games' ability to obtain additional financing;

•      place MVP Online Games at a competitive disadvantage compared to its competitors that have less debt; and

•      expose MVP Online Games to fluctuations in the interest rate environment with respect to its indebtedness that bears interest at variable rates.

MVP Online Games expects to obtain the money to pay its expenses and to pay the principal and interest on its line of credit and other obligations from cash flow from its operations and possibly from additional loans subject to continued covenant compliance, and potentially from other debt or equity offerings. MVP Online Games' ability to meet its expenses thus depends on its future performance, which will be affected by financial, business, economic and other factors. MVP Online Games will not be able to control many of these factors, such as economic conditions in the markets in which it operates and pressure from competitors. MVP Online Games cannot be certain that its cash flow will be sufficient to allow it to pay principal and interest on its debt and meet its other obligations. If MVP Online Games' cash flow and capital resources prove inadequate, it could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance its debt, seek additional equity capital or borrow more money. MVP Online Games cannot guarantee that it will be able to do so on acceptable terms. In addition, the terms of existing or future debt agreements, including the line of credit may restrict MVP Online Games from adopting any of these alternatives.

MVP Online Games has entered into agreements governing its indebtedness that subject it to various restrictions that may limit its ability to pursue business opportunities.

The agreements governing MVP Online Games' indebtedness, including the line of credit and future credit agreements may subject MVP Online Games to various restrictions on its ability to engage in certain activities, including, among other things, its ability to:

•           incur additional indebtedness;
•           pay dividends or make distributions or repurchase or redeem its stock;
•           acquire other businesses;
•           make investments;
•           make loans to or extend credit for the benefit of third parties or its subsidiaries;
•           enter into transactions with affiliates;
•           raise additional capital;
•           make capital or finance lease expenditures;
•           dispose of or encumber assets; and
•           consolidate, merge or sell all or substantially all of its assets.

These restrictions may limit MVP Networks' ability to pursue business opportunities or strategies that it would otherwise consider to be in its best interests.

MVP Online Games' line of credit facilities contain certain financial covenants that it may not satisfy which, if not satisfied, could result in the acceleration of the amounts due under these facilities and the limitation of its ability to borrow additional funds in the future.

The agreements governing MVP Online Games' secured line of credit facilities subject it to various financial and other covenants with which it must comply on an ongoing or periodic basis. These include covenants pertaining to capital expenditures, interest coverage ratios, leverage ratios and minimum cash requirements. If MVP Online Games violates any of these covenants, it may suffer a material adverse effect. Most notably, MVP Online Games' outstanding debt under its line of credit facilities could become immediately due and payable, its lender could proceed against any collateral securing such indebtedness, and its ability to borrow additional funds in the future may be limited.

A default under any of the agreements governing MVP Online Games' indebtedness could result in a default and acceleration of indebtedness under other agreements.

The agreements governing MVP Online Games' indebtedness, including the agreement governing its line of credit facilities contain cross-default provisions whereby a default under one agreement could result in a default and acceleration of its repayment obligations under other agreements. If a cross-default were to occur, MVP Online Games may not be able to pay its debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of MVP Online Games' indebtedness is in default for any reason, its business, financial condition and results of operations could be materially and adversely affected.

MVP Online Games may experience difficulties that may delay or prevent its development, introduction or marketing of new or enhanced products.

MVP Online Games intends to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process. MVP Online Games may experience research and development, manufacturing, marketing and other difficulties that could delay or prevent its development, introduction or marketing of new products or enhancements. MVP Online Games cannot be certain that:

•           any of the products under development will prove to be acceptable to customers; or
•           that these products, if and when completed, can be successfully marketed.

The factors listed above, as well as distribution problems, or other factors beyond the control of MVP Online Games, could delay new product launches. In addition, MVP Online Games cannot assure you that the market will accept these products. Accordingly, there is no assurance that MVP Online Games' overall revenues will increase if and when new products are launched.

If MVP Online Games produces products with defects, its credibility may be harmed and market acceptance of its products may decrease.

MVP Online Games’ product development is complex and could expose its products to defects. Any defects could harm its credibility and decrease market acceptance of its products.

Intense competition could reduce MVP Online Games' market share or limit its ability to increase market share, which could impair the sales of its products and harm its financial performance.

The computer games industry is rapidly evolving, and developments are expected to continue at a rapid pace. Competition in this industry is intense and expected to increase as new products and technologies become available and new competitors enter the market.  MVP Online Games’ future success depends upon maintaining a competitive position in the development of products and technologies. MVP Online Games’ competitors may develop technologies and products that are more effective or desirable than MVP Online Games products or that render MVP Online Games technologies or products obsolete or noncompetitive;

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission, or SEC, encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This information statement/prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this information statement/prospectus, and they may also be made a part of this information statement/prospectus by reference to other documents filed with the SEC, which is known as "incorporation by reference."

Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent present expectations of MVP Network and MVP Online Games management regarding future events and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, the risks and uncertainties set forth in "Risk Factors," beginning on page 18 of this information statement/prospectus, as well as those set forth in the other SEC filings incorporated by reference herein.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this information statement/prospectus or in any document incorporated by reference might not occur. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this information statement/prospectus or the date of the document incorporated by reference in this information statement/prospectus. MVP Network and MVP Online Games do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to MVP Network or MVP Online Games, or to any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE MERGER

The following is a description of the material aspects of the Merger, including the Merger Agreement. While MVP Network and MVP Online Games believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. MVP Network and MVP Online Games encourage you to read carefully this entire information statement/prospectus, including the Merger Agreement attached to this information statement/prospectus as Annex A, for a more complete understanding of the Merger.

Background of the Merger

As early as March 1, 2005, the board of directors of MVP Online Games considered and explored the possibility of merging MVP Online Games with a publicly held “shell” company in order to take MVP Online Games public.  They believed that doing so would further MVP Online Games’ strategic growth objectives, and provide MVP Online Games shareholders with a public trading market in which they could sell some or all of their shares, if they so desired. The MVP Online Games directors searched for publicly held shell companies.  On or about June 1, 2005, they first contacted the management of MVP Network (then known as Oasis Oil Corp.) and began negotiations to acquire a controlling interest in MVP Network.  MVP Network is a publicly held company, which had been an inactive shell company for more than the past five years.  On June 30, 2005 Mr. Paul A. Schneider acquired 16,546,707 shares (approximately 70%) of the issued and outstanding shares of MVP Network common stock for $50,000.  At the same time, the former officers and directors of MVP Network resigned, and Paul A. Schneider, Debbra Schneider and Timothy R. Smith were appointed directors of MVP Network.  Paul A. Schneider was appointed President, Chief Executive Officer and Chairman, Timothy R. Smith was appointed Vice President and Chief Financial Officer and Debbra Schneider was appointed Secretary.

Mr. Schneider and the new Board of Directors of MVP Network then voted to change the company’s name from Oasis Oil Corp. to MVP Network, Inc. in anticipation of merging MVP Network with MVP Online Games.  The name change became effective August 3, 2005.

Because some of MVP Online Games’ computer game development had been paid for by Online Exchange, Inc., a Missouri corporation owned entirely by Paul A. Schneider, and by MVP Network, LLC, a Missouri limited liability company owned by Paul A. Schneider and Online Exchange, Inc., after consulting with the auditors of MVP Network and MVP Online Games, it was decided to have MVP Online Games acquire all of the ownership interests of both Online Exchange, Inc. and MVP Network, LLC in order to consolidate those three companies.  Those acquisitions were both completed on September 15, 2006, with MVP Online Games issuing 1,000,000 shares (approximately 1.05% of the issued and outstanding shares) of MVP Online Games common stock to the shareholder of Online Exchange, Inc. and with MVP Online Games issuing 1,000,000 shares (approximately 1.05% of the issued and outstanding shares) of MVP Online Games common stock  to the shareholders of MVP Network, LLC.  Both Online Exchange, Inc. and MVP Network, LLC are now wholly-owned subsidiaries of MVP Online Games.

On November 22, 2006, MVP Network and MVP Online Games entered into the present Merger Agreement that provides for the acquisition of MVP Online Games by MVP Network.

Neither MVP Network nor MVP Online Games has consulted with or retained any financial advisor in connection with the proposed Merger.  The terms and conditions of the Merger have been established and agreed to by the Boards of Directors of MVP Network and MVP Online Games.  Both companies have the same three persons who serve as directors.  The proposed Merger involves a related party transaction.  The directors believe that the terms and conditions of the proposed Merger are fair to the shareholders of both companies, but no fairness opinion has been sought or obtained from any third party.

On November 22, 2006 the MVP Network board of directors entered into an Action by Written Consent approving the Merger Agreement and the transactions contemplated by the Merger Agreement, and recommending that the MVP Network shareholders approve the Merger Agreement and transactions contemplated by the Merger Agreement.  On November 22, 2006 the MVP Online Games board of directors entered into an Action by Written Consent approving the Merger Agreement and the transactions contemplated by the Merger Agreement and recommending that the MVP Online Games shareholders approve the Merger Agreement and transactions contemplated by the Merger Agreement.

On November 22, 2006 MVP Network filed a Current Report on Form 8-K publicly announcing the signing of the Merger Agreement.

On February 9, 2007, the following actions were approved by written consent of the controlling shareholders of MVP Network and by the MVP Network board of directors in anticipation of consummating the Merger: (a) an amendment to the articles of incorporation of MVP Network to increase the number of authorized shares of common stock from 50 million shares to 5 billion shares and to increase the number of authorized shares of MVP Network’s preferred stock from 150,000 shares to 20 million shares; (b) an amendment to MVP Network’s articles of incorporation to decrease the par value of its common stock from $0.05 per share to $0.001 per share and to decrease the par value of its preferred stock from $1.00 per share to $0.001 per share; and (c) an amendment to the articles of incorporation of MVP Network to effect a forward stock split of MVP Network’s issued and outstanding shares of common stock on a 4.177 shares for 1 (4.177 for 1) share basis. These actions were approved and became effective on March 30, 2007.  These actions satisfy some of the conditions to the Merger as described in the Merger Agreement.

On June 25, 2007, MVP Network entered into two License of Rights in Software Program agreements (the “License Agreements”) with MVP Online Games.  Under one of the License Agreements, MVP Online Games has licensed to MVP Network the rights to reproduce, publicly display, market, sell, distribute, and otherwise exploit, throughout the world, the Golden Fairway Golf online computer game which has been marketed in the past by MVP Online Games.  MVP Network will now be responsible to market the Golden Fairway Golf computer game.  Under the other License Agreement, MVP Online Games has licensed to MVP Network the rights to reproduce, publicly display, market, sell, distribute, and otherwise exploit, throughout the world, the Redline Thunder online computer game which has been marketed in the past by MVP Online Games.  MVP Network will now be responsible to market the Redline Thunder computer game.  The term of each License Agreement expires December 31, 2008.  Each License Agreement provides that MVP Network shall pay to MVP Online Games a royalty equal to fifty percent (50.0%) of all Gross Revenues less Marketing Distribution Costs, as those terms are defined in the License Agreements.

By executing the License Agreements, MVP Network has now acquired a specific business direction. Prior to the execution of the License Agreements, MVP Network was considered to be a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).

MVP Network is now seeking approval for its shares of common stock to trade on the OTC Bulletin Board in anticipation of the consummation of the Merger.

Recommendation of MVP Online Games’ Board of Directors and MVP Online Games’ Reasons for the Merger

The holders of a majority of the issued and outstanding shares of MVP Online Games Common Stock approved the Merger and Merger Agreement on September 5, 2007.  Although no further vote of the MVP Online Games stockholders is being sought, the MVP board of directors unanimously recommends that MVP Online Games stockholders approve the Merger.  MVP Online Games’ board of directors unanimously agreed that the proposed Merger is advisable, fair to, and in the best interests of MVP Online Games and its stockholders and that MVP Online Games should enter into the Merger Agreement. MVP Online Games’ board of directors did not consult with any financial advisors in reaching its decision to approve the Merger. MVP Online Games’ board of directors also took into consideration a number of factors in its deliberations concerning the Merger, including, but not limited to, the following:

•	MVP Online Games Stockholders will own approximately 75.6% of the combined company following the Merger;
•
MVP Online Games owes approximately $1,255,049 to MVP Network.  This will become an intercompany loan in the Merger, and could ultimately be contributed to the capital of MVP Online Games following the Merger;

•	the MVP Online Games shareholders who are not control affiliates will receive registered, free trading shares of MVP Network common stock in the Merger;
•
assuming a public trading market in MVP Network common stock is available following the Merger, the MVP Online Games stockholders will be able to sell part or all of the shares of MVP Network common stock they receive in the Merger, if they so desire;

•
MVP Online Games’ board of directors' view that the combination of the businesses of MVP Network and MVP Online Games would result in an organization with greater financial resources than MVP Online Games could provide as a stand-alone entity;

•	MVP Online Games believes it will have better access to equity and debt capital resources as a wholly-owned subsidiary of a publicly-held company;
•	MVP Online Games’ difficulties in competing against larger companies with greater resources;
•	the expected tax treatment for MVP Online Games’ stockholders of the exchange of MVP Online Games common stock for MVP Network common stock; and
•
MVP Online Games’ board of directors' assessment of MVP Online Games strategic alternatives and its view that merging with MVP Network at the proposed exchange ratio presented a more attractive opportunity than staying independent.

MVP Online Games’ board of directors also considered the following potentially negative factors in its deliberations concerning the Merger, including:

•	the risk that the Merger may not be completed in a timely manner, or at all;
•	the possible adverse impact arising from management devoting significant time and effort to completing the Merger and integrating the two companies;
•	the fact that MVP Online Games would be forgoing other potential opportunities by entering into the Merger Agreement;
•	the fact that the company will have increased costs as a publicly held company; and
•	the other risks described above under "Risk Factors" beginning on page 18 of this information statement/prospectus.

This discussion of information and factors considered by MVP Online Games’ board of directors is not intended to be exhaustive but is intended to summarize those factors considered by the MVP Online Games’ board of directors that it viewed as material. In view of the wide variety of factors considered by the MVP Online Games’ board of directors, the MVP Online Games’ board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, MVP Online Games’ board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the proposed Merger had greater potential benefits for MVP Online Games’ stockholders than other strategic alternatives. After taking into account all of the factors set forth above, MVP Online Games’ board of directors unanimously agreed that the proposed Merger is advisable and fair to, and in the best interests of, MVP Online Games’ stockholders and that MVP Online Games should enter into the Merger Agreement.

Recommendation of MVP Network’s Board of Directors and MVP Network’s Reasons for the Merger

The holders of a majority of the issued and outstanding shares of MVP Network Common Stock approved the Merger and Merger Agreement on September 5, 2007.  Although no further vote of the MVP stockholders is being sought, the MVP Network board of directors unanimously recommends that MVP Network stockholders approve the Merger.  MVP Network’s board of directors unanimously agreed that the proposed Merger is advisable, fair to, and in the best interests of MVP Network’s and its stockholders and that MVP Network should enter into the Merger Agreement. MVP Network’s board of directors did not consult with any financial advisors in reaching its decision to approve the Merger. MVP Network’s board of directors also took into consideration a number of factors in its deliberations concerning the Merger, including, but not limited to, the following:

•	MVP Network Stockholders will own approximately 24.4% of the combined company following the Merger;
•	MVP Network will acquire an operating business that holds the potential to become profitable;
•	MVP Network’s familiarity with the products of MVP Online Games;
•	the opportunity for the combined company to achieve cost savings through the realization of operational synergies between the businesses of MVP Network and MVP Online Games;
•
MVP Network’s board of directors' view that the combination of the businesses of MVP Network and MVP Network would result in an organization with greater financial resources than MVP Network could provide as a stand-alone entity;

•	MVP Network believes it will have better access to equity and debt capital resources as a publicly-held company with an operating business held in a subsidiary;
•	MVP Network’s difficulties in competing against larger companies with greater resources;
•
MVP Network’s board of directors' assessment of MVP Network’s strategic alternatives and its view that merging with MVP Online Games at the proposed exchange ratio presented a more attractive opportunity than staying independent.

MVP Network’s board of directors also considered the following potentially negative factors in its deliberations concerning the Merger, including:

•	the risk that the value of the MVP Online Games business could decline after the execution of the Merger Agreement;
•	the risk that the Merger may not be completed in a timely manner, or at all;
•	the possible adverse impact arising from management devoting significant time and effort to completing the Merger and integrating the two companies;
•	the fact that MVP Network would be forgoing other potential opportunities by entering into the Merger Agreement; and
•	the other risks described above under "Risk Factors" beginning on page 18 of this information statement/prospectus.

This discussion of information and factors considered by MVP Network’s board of directors is not intended to be exhaustive but is intended to summarize those factors considered by the MVP Network’s board of directors that it viewed as material. In view of the wide variety of factors considered by the MVP Network’s board of directors, the MVP Network’s board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, MVP Network’s board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the proposed Merger had greater potential benefits for MVP Network’s stockholders than other strategic alternatives. After taking into account all of the factors set forth above, MVP Network’s board of directors unanimously agreed that the proposed Merger is advisable and fair to, and in the best interests of, MVP Network’s stockholders and that MVP Network should enter into the Merger Agreement.

No Financial Advisors; No Fairness Opinion

In connection with each company’s evaluation of the proposed Merger, each Company has had the opportunity to seek the advice of a financial advisor and/or a fairness opinion from a financial advisor.  Each company has elected to make its decision to pursue the Merger without the advice of a financial advisor and/or a fairness opinion.

MVP Online Games Shareholder Approval

The Merger Agreement and Nevada law require the approval of the holders of a majority of the outstanding shares of MVP Online Games common stock.  Pursuant to MVP Online Games’ bylaws and applicable law, holders of MVP Online Games common stock are entitled to one vote per share on all matters voted upon by MVP Online Games stockholders.  This approval was obtained on September 5, 2007 by written consent of Paul A. Schneider who owns 80,000,000 shares, or approximately eighty six and 12/100 percent (86.12%) of the outstanding shares of MVP Online Games common stock then outstanding.   As of that date, MVP Online Games had outstanding 92,891,136 shares of common stock issued and outstanding. No further approval of the MVP Online Games shareholders is required.  No other officers or directors of MVP Online Games own any shares of MVP Online Games common stock.  Mr. Schneider and Mr. Smith are officers and directors of both MVP Online Games and MVP Network.  Mr. Schneider’s wife, Debbie Schneider, is the third director of each company.

As of September 5, 2007, the directors and executive officers of MVP Online Games collectively beneficially owned and were entitled to vote 80,000,000 shares of MVP Online Games common stock, which represents approximately 86.12% of the MVP Online Games common stock outstanding on that date.  All of those shares were voted in favor of the Merger by a shareholder written consent dated September 5, 2007.

MVP Network Shareholder Approval

The Merger Agreement requires the approval of the holders of a majority of the outstanding shares of MVP Network common stock.  Pursuant to MVP Network's bylaws and applicable law, holders of MVP Network common stock are entitled to one vote per share on all matters voted upon by MVP Network stockholders.  On September 5, 2007, Paul A. Schneider and Timothy R. Smith who collectively own 69,115,595 shares, or approximately sixty four and 50/100 percent (64.50%) of the outstanding shares of MVP Network common stock then outstanding, executed and delivered a written consent resolution approving the Merger and adopting the plan of merger.  As of that date, MVP Network had outstanding 107,145,314 shares of common stock issued and outstanding.  No further approval of the MVP Network shareholders is required.   Paul A. Schneider owns a majority of the outstanding shares of MVP Online Games common stock.  Mr. Schneider and Timothy R. Smith own 37,788,096 shares (approximately 35.27% and 31,327,500 shares (approximately 29.24%), respectively, which collectively represents a majority of the outstanding shares of MVP Network common stock.  Mr. Schneider and Mr. Smith are officers and directors of both MVP Online Games and MVP Network.  No other officers or directors of MVP Network own any shares of MVP Network common stock.  Mr. Schneider’s wife, Debbie Schneider, is the third director of each company.

As of September 5, 2007, the directors and executive officers of MVP Network beneficially owned and were entitled to vote 69,115,595 shares of MVP Network common stock, which represents approximately 64,50% of the MVP Network common stock outstanding on that date.  All of those shares were voted in favor of the Merger by a shareholder written consent dated September 5, 2007.

MVP Online Games Historical Trading Information

MVP Online Games is not a publicly held, and there is no market for MVP Online Games common stock.

MVP Network Historical Trading Information

MVP Network common stock is publicly held, but there has been no public market for MVP Network common stock at any time during the past five years.  MVP Network is attempting to have its shares of common stock listed for trading on the OTC Bulletin Board.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger applicable to a holder of shares of MVP Online Games common stock that receives MVP Network common stock in the Merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities and published positions of the Internal Revenue Service, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following material United States federal income tax consequences will result from qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

•	No gain or loss will be recognized by MVP Online Games, MVP Network or MVP Merger Corp. as a result of the Merger.
•
Holders of MVP Online Games common stock will not recognize any gain or loss upon the exchange of their MVP Online Games common stock solely for shares of MVP Network common stock pursuant to the Merger.

•
A holder of MVP Online Games common stock will have an aggregate tax basis in the MVP Network common stock received in the Merger equal to the holder's aggregate adjusted tax basis in its MVP Online Games shares surrendered pursuant to the Merger. If a holder of MVP Online Games common stock acquired any of the holder's shares at different prices or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to shares of MVP Network common stock received in the Merger. Holders of MVP Online Games common stock that hold more than one block (that is, shares acquired at the same cost in a single transaction) of MVP Online Games common stock are urged to consult their tax advisors regarding the proper allocation under the Treasury Regulations of their tax basis among shares of MVP Network common stock received.

•
The holding period of the MVP Network common stock received by a holder of MVP Online Games common stock in connection with the Merger will include the holding period of the MVP Online Games common stock surrendered in connection with the Merger.

•
Significant holders of MVP Online Games common stock may be required to attach a statement to their tax returns for the year of the Merger that contains the information listed in Treasury Regulation Section 1.368-3T(b). Such statement must include the holder's adjusted tax basis in the holder's MVP Online Games common stock and other information regarding the reorganization. Holders of MVP Online Games common stock are urged to consult their tax advisors with respect to the applicability of this and any other tax reporting requirements to their particular circumstances.

•
A holder of MVP Online Games common stock who perfects dissenter's rights and who, as a result, receives cash in respect of the holder's MVP Online Games common stock generally will recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the holder's MVP Online Games common stock surrendered. This gain or loss generally will be long-term capital gain or loss if the shares of the MVP Online Games common stock have been owned by the holder for more than one year as of the effective date of the Merger. The deductibility of capital losses is subject to limitations. Gain or loss will be determined separately for each block of shares that are surrendered for cash in connection with the exercise of dissenter's rights. If the cash received has the effect of the distribution of a dividend with respect to a holder, part or all of the cash received may be treated as a dividend and as ordinary income to the holder.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. MVP ONLINE GAMES STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND ANY PROPOSED TAX LAW CHANGES.

The United States federal income tax laws are complex and the tax consequences of the Merger can vary depending on each stockholder's individual circumstances or tax status. This discussion is limited to United States persons that hold their shares of MVP Online Games common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a particular holder of MVP Network common stock or to holders of MVP Network common stock that are subject to special treatment under United States federal income tax laws, such as non-United States persons, entities treated as partnerships or other flow-through entities for United States federal income tax purposes, dealers or traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons who acquired their shares of MVP Online Games common stock pursuant to the exercise of options or similar derivative securities, through a tax-qualified retirement plan or otherwise as compensation, persons subject to the alternative minimum tax provisions of the Internal Revenue Code and persons who acquired MVP Online Games common stock as part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction. In addition, this summary does not address the tax consequences of the Merger to holders of options or warrants to acquire MVP Online Games common stock. Furthermore, this discussion does not address the tax consequences of the Merger under any state, local or foreign tax laws.

No Tax Opinions

MVP Network and MVP Online Games have not sought, and do not intend to seek, a legal opinion the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, MVP Network will account for the Merger as a reverse acquisition in which MVP Online Games is considered to be the acquirer of MVP Network for reporting purposes.  The number of shares of outstanding common stock of MVP Network before the acquisition was approximately 107,714,314 shares, and after the Merger will be approximately 439,133,690 shares.  The continuing operations of the business are those of MVP Online Games including its prior historical financial statements and the operations of MVP Network starting at the time of the Merger.  The financial statements have been prepared showing a retroactive restatement of MVP Network’s historical outstanding stock to reflect the equivalent number of shares of common stock issued in the acquisition.

Listing of MVP Network Common Stock

In anticipation of consummating the Merger, MVP Network is pursuing the listing of its common stock on the OTC Bulletin Board.  There is no assurance that the shares of MVP Network common stock will be approved to be quoted on the OTC Bulletin Board.  If the shares are not approved to be quoted on the OTC Bulletin Board, MVP Network will then attempt to have the MVP Network common stock quoted in the Pink Sheets.

Appraisal Rights of Dissenting Stockholders of MVP Online Games

A copy of the dissent and appraisal rights provided in NRS 92A.300 to NRS 92A.500 of the Nevada Revised Statutes is attached as Annex B to this information statement/prospectus.

Under NRS 92A.380, MVP Online Games stockholders will be entitled to dissent from, seek appraisal for, and obtain payment of the fair value of his or her shares of MVP Online Games common stock if the Merger is consummated.  For this purpose, the "fair value" of a dissenter’s shares will be the value of the shares immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable.  A stockholder who is entitled to so dissent and obtain such payment may not challenge the Merger, unless the action is unlawful or fraudulent with respect to him or the company.

A stockholder of record may assert dissenter’s appraisal rights as to fewer than all of our shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies MVP Online Games in writing of the name and address of each person on whose behalf he or she asserts dissenter’s appraisal rights.  The rights of a partial dissenter will be determined as if the shares as to which he or she dissents, and his or her other shares were registered in the names of different stockholders.

A beneficial stockholder may assert dissenter’s appraisal rights as to MVP Online Games shares held on his or her behalf only if:

•
the beneficial stockholder submits to MVP Online Games the written consent of the stockholder of record to the dissent and appraisal not later than the time the beneficial stockholder asserts dissenter’s appraisal rights; and

•	the beneficial stockholder does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

If a stockholder of record of MVP Online Games (the "Dissenting Stockholder") wishes to exercise his, her or its dissent and appraisal rights, MVP Online Games is required to provide the Dissenting Stockholder a dissenter’s appraisal notice advising them of their appraisal rights as contemplated by NRS 92A.410.  The form of dissenter's appraisal notice is attached as Annex C to this information statement/prospectus.  NRS 92A.430 provides, among other things, that the dissenter’s appraisal notice must be sent to the stockholders no later than 10 days after the effectuation of the corporate action.  The Merger will not be effected for a minimum of 20 days following mailing of this information statement to stockholders of MVP Network and MVP Online Games.  The dissenter's appraisal notice must:

•	state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

•	inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

•
supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

•	set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

•	be accompanied by a copy of NRS 92A.300 to NRS 92A.500, inclusive.

NRS 92A.440 provides that a stockholder to whom a dissenter’s appraisal notice is sent must:

•	demand payment;

•
certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be said in the dissenter’s notice for the certification; and

•	deposit his certificates, if any, in accordance with the terms of the notice.

Any stockholder who does not demand payment or deposit his, her or its certificates where required, each by the date set forth in the dissenter’s appraisal notice, will not be entitled to payment for his, her or its shares under the Nevada Revised Statutes.

Subject to certain exceptions, within 30 days after receipt of a demand for payment from a dissenting stockholder, MVP Online Games will be required by NRS 92A.460 to pay to the dissenter the amount that we estimate to be the fair value of his shares and accrued interest.  The obligation that we have in this regard may be enforced by the appropriate district court of the county in the State of Nevada.

If a dissenter believes that the amount offered by MVP Online Games is less than the fair value of the dissenter’s shares, the dissenter may under NRS 92A.480 notify MVP Online Games in writing of his or her own estimate of the fair value of the shares and the amount of interest due; and demand payment of such fair value and interest.

A dissenter will be deemed to have waived his or her right to demand payment pursuant to NRS 92A.480 unless the dissenter notifies the company of his or her demand in writing within 30 days after MVP Online Games has made or offered payment for the shares.

Under NRS 92A.490, if a dissenter’s demand for payment remains unsettled, MVP Online Games will be required to commence a proceeding in the appropriate court of the county where our registered office is located within 60 days after receiving the demand, and to petition the court to determine the fair value of the shares and accrued interest.  If we do not commence the proceeding within the 60 day period, we must pay each dissenter whose demand remains unsettled the amount demanded.

All dissenters, whether or not residents of Nevada, whose demands remain unsettled, will be named as parties to the proceeding as in an action against their shares.  All parties must be served with a copy of the petition. Non-residents may be served by registered or certified mail or by publication as provided by Nevada law.

The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.  The dissenting appraisers will be entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter who is made a party to the proceeding is entitled to a judgment for the amount, if any, by which the court finds is the fair value of his or her shares, plus interest, exceeds the amount paid by MVP Online Games.

The court in a proceeding to determine fair value is required by Nevada law to determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court.  The court will assess the costs against MVP Online Games, but retains discretion to assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

Exercising Dissent Rights

If a stockholder wishes to exercise his, her or its dissent and appraisal rights, the stockholder must send to MVP Online Games (at the address set out below) a written notice (a form of which is attached as Annex C)  demanding payment, by the date set forth in the dissenter’s appraisal notice.

The stockholder must also send any certificates representing our shares to the address set out below.

All written notices and share certificates should be sent to:

MVP Network Online Games, Inc.
110 North Jefferson Avenue
St. Louis, Missouri  63103
Attention:  Timothy R. Smith, CFO
Telephone:  (314) 241-0070

Any stockholder who does not demand payment or deposit his, her or its certificates by the date set forth in the dissenter's appraisal notice will not be entitled to payment for his, her or its shares under the Nevada Revised Statutes.

Restrictions on Sales of Shares of MVP Network Common Stock Received in the Merger

The shares of MVP Network common stock to be issued in connection with the Merger will be registered under the Securities Act of 1933 and will be freely transferable, except for shares of MVP Network common stock issued to any person who is deemed to be an "affiliate" of MVP Online Games or MVP Network before the Merger. Persons who may be deemed to be "affiliates" of MVP Online Games or MVP Network before the Merger include individuals or entities that control, are controlled by, or are under common control with MVP Online Games or MVP Network before the Merger, and may include officers and directors, as well as principal stockholders, of MVP Online Games or MVP Network before the Merger.

Persons who may be deemed to be affiliates of MVP Online Games or MVP Network before the Merger may not sell any of the shares of MVP Network common stock received by them in connection with the Merger except pursuant to:

•      an effective registration statement under the Securities Act of 1933 covering the resale of those shares;

•      in accordance with Rule 145 under the Securities Act of 1933; or

•      an opinion of counsel or under a "no action" letter from the SEC, that such sale will not violate or is otherwise exempt from registration under the Securities Act of 1933.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached to this information statement/prospectus as Annex A and is incorporated by reference into this information statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the Merger Agreement.

The Merger

The Merger Agreement provides for the merger of MVP Merger Corp., a newly formed, wholly owned subsidiary of MVP Network, with and into MVP Online Games.  MVP Online Games will survive the Merger as a wholly owned subsidiary of MVP Network.

Completion and Effectiveness of the Merger

MVP Network and MVP Online Games will complete the Merger when all of the conditions to completion of the Merger contained in the Merger Agreement, which are described in the sections entitled "The Merger Agreement—Conditions Precedent to Obligations of MVP Online Games to Complete the Merger" beginning on page 43 of this information statement/prospectus and "The Merger Agreement—Conditions Precedent to Obligations of MVP Network to Complete the Merger" beginning on page 44 of this information statement/prospectus, are satisfied or waived. The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Nevada. At the effective time of the Merger:

•	the articles of incorporation of MVP Online Games will remain as the articles of incorporation of the surviving corporation;

•      the bylaws of MVP Online Games will remain as the bylaws of the surviving corporation; and

•      the officers and directors of MVP Online Games will remain as the officers and directors of the surviving corporation (MVP Online Games) until their respective successors are duly elected or appointed and qualified.

Conversion of Securities

Following the completion of the Merger, each share of MVP Online Games common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and extinguished and automatically converted into the right to receive four (4) shares of MVP Network common stock, upon surrender of the certificate representing such share of MVP Online Games common stock in the manner provided in the Merger Agreement.

The exchange ratio in the Merger (i.e., 4.0 shares of MVP Network common stock for each share of MVP Online Games common stock) will be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into MVP Network common stock or MVP Online Games common stock), (other than the 4.177 for 1 forward stock split of MVP Network common stock that became effective March 30, 2007), reorganization, recapitalization or other like change with respect to MVP Network common stock or MVP Online Games common stock, in each case occurring on or after the date of the Merger Agreement and prior to the effective time of the Merger.

Each share of MVP Online Games common stock held by MVP Online Games, MVP Merger Corp. MVP Network or any direct or indirect wholly owned subsidiary of MVP Online Games or MVP Network immediately prior to the Merger will be canceled and extinguished without any conversion thereof.

Each share of common stock of MVP Merger Corp. issued and outstanding on the effective date of the Merger shall cease to exist, and be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation, which will be owned by MVP Network.

Based on the exchange ratio and the number of shares of MVP Online Games common stock outstanding as of June 30, 2007, MVP Network expects to issue a total of approximately 371,564,544 shares of MVP Network common stock, of which 39,576,168 of the shares to be issued to Paul A. Schneider in the Merger shall be canceled.

After the Merger, MVP Network stockholders will continue to own their existing shares of MVP Network common stock. Accordingly, MVP Network stockholders will hold the same number of shares of MVP Network common stock that they held immediately prior to the Merger. However, because MVP Network will be issuing new shares of MVP Network common stock to MVP Online Games stockholders in the Merger, each outstanding share of MVP Network common stock immediately prior to the Merger will represent a smaller percentage of the total number of shares of MVP Network common stock outstanding after the Merger. It is expected that MVP Network stockholders before the Merger will hold approximately 24.4% of the total MVP Network common stock outstanding upon completion of the Merger.

Treatment of MVP Online Games Stock Options

Presently there are no options outstanding to acquire shares of MVP Online Games common stock and none shall be issued prior to the effective time of the Merger.

Treatment of MVP Online Games Restricted Stock

There are no shares of MVP Online Games common stock outstanding immediately prior to the Merger that are unvested or are subject to a repurchase option, risk of forfeiture or other restriction and none shall be issued prior to the effective time of the Merger.

Fractional Shares

MVP Network will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of MVP Online Games common stock who would otherwise be entitled to receive a fraction of a share of MVP Network common stock will have the fractional share rounded up to the nearest whole share.

Exchange Procedures

Promptly after the effective time of the Merger, Nevada Agency and Trust Company (“NATCO”), as the exchange agent for the Merger, will establish an exchange fund to hold the Merger consideration to be paid to MVP Online Games stockholders in connection with the Merger. The exchange fund will consist of shares of MVP Network common stock to be issued in the Merger.

After the completion of the Merger, MVP Network or NATCO will promptly mail to each record holder of MVP Online Games common stock a letter of transmittal, instructions for surrendering the record holder's stock certificates in exchange for shares of MVP Network common stock, and such notification as may be required under the Nevada Revised Statutes to be given to holders of dissenting shares. Upon proper surrender of a MVP Online Games stock certificate in accordance with the exchange agent's instructions, the holder of such MVP Online Games stock certificate will be entitled to receive a certificate representing the number of whole shares of MVP Network common stock issuable to such holder pursuant to the Merger.  The surrendered certificates representing MVP Online Games common stock will be canceled. After the effective time of the Merger, each certificate representing shares of MVP Online Games common stock that has not been surrendered will represent only the right to receive shares of MVP Network common stock issuable pursuant to the Merger to which the holder of any such certificate is entitled. In the event of a transfer of ownership of shares of MVP Online Games common stock that is not registered in the transfer records of MVP Online Games, a certificate representing the proper number of shares of MVP Network common stock may be issued to a transferee if the certificate representing such shares of MVP Online Games common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. After the effective time of the Merger, MVP Online Games will not register any transfers of MVP Online Games common stock on its stock transfer books.

Any holder or former holder of MVP Online Games common stock may be subject to withholding under the Internal Revenue Code or under another provision of state, local or foreign tax law. To the extent such amounts are withheld, they will be treated as having been paid to the person to whom such amounts would otherwise have been paid.

Holders of MVP Online Gamescommon stock should not send in their MVP Online Gamesstock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender of MVP Online Gamesstock certificates.

Distributions with Respect to Unexchanged Shares

After the Merger is completed, holders of MVP Online Games common stock will be entitled to dividends and other distributions declared or made by MVP Network after completion of the Merger with respect to the number of shares of MVP Network common stock that they are entitled to receive upon exchange of their MVP Online Games common stock. Such holders will not be entitled to receive these dividends or distributions, however, until they surrender their MVP Online Games common stock certificates to the exchange agent in accordance with the applicable instructions.

Lost, Stolen and Destroyed Certificates

If an MVP Online Games stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact prior to receiving any Merger consideration and, if required by MVP Network, will also have to provide an indemnity bond prior to receiving any Merger consideration.

Dissenters' Rights

Any shares of MVP Online Games common stock held by a holder who, subject to the Nevada Revised Statutes, has duly demanded that MVP Online Games purchase such holder's shares of MVP Online Games common stock and has not, as of the effective time of the Merger, withdrawn or lost such rights, will not be converted into shares of MVP Network common stock upon the consummation of the Merger, but instead will be converted into the right to receive the consideration that is determined under Nevada law for dissenting shares.

For a full description of the rights of MVP Online Games stockholders to dissent from the Merger, see "The Merger—Dissenters' Rights" beginning on page 40, as well as Annex B of this information statement/prospectus. An MVP Online Games stockholder's failure to comply with the procedures described in Annex B will result in the loss of dissenters' rights for such stockholder.

Representations and Warranties

The Merger Agreement contains general representations and warranties made by MVP Online Games on the one hand, and MVP Network and MVP Merger Corp. on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the Merger. The representations and warranties of each of MVP Online Games and MVP Network have been made solely for the benefit of the other party, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules to the Merger Agreement, are subject to the materiality standards described in the Merger Agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the Merger Agreement or another date as is specified in the Merger Agreement.

MVP Online Games made a number of representations and warranties to MVP Network in the Merger Agreement, including representations and warranties relating to the following matters:

•      corporate organization, qualifications to do business and corporate standing;

•      capital structure and the absence of preemptive rights;

•      corporate authorization to enter into and carry out the obligations contained in the Merger Agreement;

•      the vote of the stockholders required to complete the Merger;

•
absence of any conflict or violation of the corporate charter and bylaws of MVP Online Games and its subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the Merger Agreement;

•      governmental approvals required to complete the Merger;

•      the financial statements of MVP Online Games;

•      absence of certain changes or events since September 30, 2006;

•      title to properties, including intellectual property;

•      compliance with applicable law by MVP Online Games and its subsidiaries;

•      compliance with regulatory requirements;

•      litigation;

•      employees and employment practices;

•      environmental matters;

•      material contracts and the absence of breaches of material contracts;

•      insurance; and

•      board of directors approval;.

MVP Network and MVP Merger Corp. made a number of representations and warranties to MVP Online Games in the Merger Agreement, including representations and warranties relating to the following subject matters:

•      corporate organization, qualifications to do business and corporate standing;

•      capital structure and the absence of preemptive rights;

•      corporate authorization to enter into and carry out the obligations contained in the Merger Agreement;

•
absence of any conflict or violation of the corporate charter and bylaws of MVP Network and MVP Merger Corp., any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the Merger Agreement;

•      governmental approvals required to complete the Merger;

•      SEC filings and the financial statements contained in those filings;

•      absence of certain changes or events since September 30, 2006;

•      title to property;

•      compliance with applicable law by MVP Network;

•      compliance with regulatory requirements;

•      litigation;

•      employees and employment practices;

•      environmental matters;

•      material contracts and the absence of breaches of material contracts;

•	insurance; and

•      board of directors approval;.

MVP Online Games’ and MVP Network’s Conduct of Business before Completion of the Merger

Under the Merger Agreement, MVP Online Games and MVP Network agreed, until the completion of the Merger, except under certain circumstances or as consented to in writing by the other party, to:

•      Carry on its business in substantially the same manner as it has heretofore;

•	Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

•	Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

•	Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

•
Duly and timely file for all taxable periods ending on or prior to the closing date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of the Merger Agreement and ending on the closing date.;

•
Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.; and

•
to give the other party’s officers and authorized representatives full access to the properties, books, and  records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of MVP Online Games or MVP Network and will furnish the other party with such additional financial and other information as to the business and properties of MVP Online Games or MVP Network as each party shall from time to time reasonably request.

Under the Merger Agreement, MVP Online Games and MVP Network agreed, until the completion of the Merger, except under certain circumstances or as consented to in writing by the other party, not to:

•	Make any change in its articles of incorporation or bylaws or effect any recapitalization;

•
Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

•	Enter into any agreement for the sale of MVP Online Games or MVP Network securities without the prior approval of the other party.

Conditions Precedent to Obligations of MVP Online Games to Complete the Merger

The obligations of MVP Online Games, to complete the Merger are subject to the satisfaction or waiver of each of the following conditions:

•
After MVP Network obtains clearance from the SEC of a related Information Statement, MVP shall implement a 4.177 to 1 forward stock split of its issued and outstanding common stock, which shall be implemented at or prior to the closing of the transactions contemplated in the Merger Agreement.  This was completed on March 30, 2007.

•
After MVP Network obtains clearance from the SEC of this information statement/prospectus MVP Network shall implement written shareholder consent approvals, to (i) approve the transactions contemplated by the Merger Agreement, (ii) amend MVP Network’s articles of incorporation to increase MVP’s authorized capitalization to 5,000,000,000 authorized shares of common stock with a par value of $0.001, and 20,000,000 shares of preferred stock with a par value of $0.001 and to provide for those other changes that are believed to be in the best interest of the MVP shareholders and that are mutually agreed to by the board of directors of MVP and Online Games; and (iii) approve and implement the forward stock split described above.  The transactions described in subparts (ii) and (iii) were completed on March 30, 2007,

•
MVP Network shall prepare and file a registration statement with the SEC for the purpose of registering a maximum of 380,574,544 shares of MVP Network common stock for issuance to the MVP Online Games shareholders pursuant to the Merger, and the registration statement shall have been declared effective by the SEC.

•
The representations and warranties made by MVP Network in the Merger Agreement were true when made and shall be true at the closing date with the same force and effect as if such representations and warranties were made at and as of the closing date (except for changes therein permitted by the Merger Agreement), and MVP Network shall have performed or complied with all covenants and conditions required by the Merger Agreement to be performed or complied with by MVP Network prior to or at the closing.  MVP Online Games shall be furnished with certificates, signed by a duly authorized officer of MVP Network and dated the closing date, to the foregoing effect.

•
MVP Online Games shall have been furnished with certificates dated the closing date and signed by the duly authorized chief executive officer of MVP Network to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of MVP Network threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by the Merger Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and MVP Network’s own documents and information, the certificate shall represent, to the best knowledge of the officer, that: (i) the Merger Agreement has been duly approved by MVP Network’s board of directors and shareholders and has been  duly executed and delivered in the name and on behalf of MVP Network by its duly authorized officers pursuant  to, and in compliance with, authority granted by the board of directors of MVP Network; (ii) there have been no material adverse changes in MVP Network from up to and including the date of the certificate; (iii) all conditions required to be performed by MVP Network pursuant to the Merger Agreement have been met, satisfied, or performed by MVP Network; (iv)  all authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by MVP Network have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and (v) there is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against MVP Network, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of MVP Network, the operation of MVP Network, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which MVP Network is bound or in any way contests the existence of MVP Network.

•
Prior to the closing date, there shall not have occurred any material adverse change in the financial condition, business, or operations of MVP Network, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of MVP Network.

•
MVP Online Games shall have received a certificate of good standing from the secretary of State of Nevada, dated as of the date within five days prior to the closing date, certifying that MVP Network is in good standing as a corporation in the State of Nevada.

•	MVP Online Games shall have received such further documents, certificates, or instruments relating to the transactions contemplated thereby as MVP Online Games may reasonably request.

Conditions Precedent to Obligations of MVP Network to Complete the Merger

The obligations of MVP Network to complete the Merger are subject to the satisfaction or waiver of each of the following conditions:

•	Paul A. Schneider must cancel 39,576,168 of the MVP Network shares that he is to receive in exchange for some of his MVP Online Games Shares immediately upon the consummation of the Merger.

•
After MVP Network obtains clearance from the SEC of this information statement/prospectus, MVP Online Games shall implement written shareholder consent approvals to approve the transactions contemplated by the Merger Agreement

•
The representations and warranties made by MVP Online Games in the Merger Agreement were true when made and shall be true at the closing date with the same force and effect as if such representations and warranties were made at and as of the closing date (except for changes therein permitted by the Merger Agreement), and MVP Online Games shall have performed or complied with all covenants and conditions required by the Merger Agreement to be performed or complied with by MVP Online Games prior to or at the closing.  MVP Network shall be furnished with certificates, signed by a duly authorized officer of MVP Online Games and dated the closing date, to the foregoing effect.

•
MVP Network shall have been furnished with certificates dated the closing date and signed by the duly authorized chief executive officer of MVP Online Games to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of MVP Online Games threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by the Merger Agreement.  Furthermore, based on certificates of good standing, representations of government agencies, and MVP Online Games’ own documents and information, the certificate shall represent, to the best knowledge of the officer, that: (i) the Merger Agreement has been duly approved by MVP Online Games’ board of directors and shareholders and has been  duly executed and delivered in the name and on behalf of MVP Online Games by its duly authorized officers pursuant  to, and in compliance with, authority granted by the board of directors of MVP Online Games; (ii) there have been no material adverse changes in MVP Online Games from up to and including the date of the certificate; (iii) all conditions required to be performed by MVP Online Games pursuant to the Merger Agreement have been met, satisfied, or performed by MVP Online Games; (iv)  all authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by MVP Online Games have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and (v) there is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against MVP Online Games, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of MVP Online Games, the operation of MVP Online Games, or the acquisition and reorganization contemplated herein, or any agreement or instrument by which MVP Online Games is bound or in any way contests the existence of MVP Online Games.

•
Prior to the closing date, there shall not have occurred any material adverse change in the financial condition, business, or operations of MVP Online Games, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of MVP Online Games.

•
MVP Network shall have received a certificate of good standing from the secretary of State of Nevada, dated as of the date within five days prior to the closing date, certifying that MVP Online Games is in good standing as a corporation in the State of Nevada.

•	MVP Network shall have received such further documents, certificates, or instruments relating to the transactions contemplated thereby as MVP Network may reasonably request.

Termination of Merger Agreement

The Merger Agreement may be terminated in accordance with its terms at any time prior to completion of the Merger, whether before or after the requisite approvals of the stockholders of MVP Network and MVP Online Games.  The Merger Agreement may be terminated by either MVP Network or MVP Online Games for any of the following reasons:

▪
If there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by the Merger Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

•
If any of the transactions contemplated by the Merger Agreement are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Merger; or

•
If MVP Online Games shareholders who collectively hold more than three percent (3.0%) of all issued and outstanding shares of MVP Online Games common stock perfect their dissenter rights under the Nevada Revised Statutes and demand to be paid for their dissenting shares.

In the event of termination pursuant to these provisions, no obligation, right, or liability shall arise thereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of the Merger Agreement and the transactions contemplated thereby.

The following additional rights to terminate the Merger Agreement exist:

•
The Merger Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of MVP Network if (i) less than 50% of the shareholders of MVP Online Games vote in favor of the Merger Agreement and the transactions contemplated hereby, (ii) MVP Online Games shall fail to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement or if any of the representations or warranties of MVP Online Games contained herein shall be inaccurate in any material respect, (iii) there has been any material adverse change in the business or financial condition of MVP Online Games, or (iv) shareholders of MVP Online Games owning more than five percent (5.0%). of the issued and outstanding shares of Online Games capital stock perfect their dissenter’s rights with respect to the approval of the Merger Agreement and the transactions contemplated hereby.  In the event of termination pursuant to this paragraph, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs incurred in connection with the negotiation, preparation, and execution of the Merger Agreement and the transactions contemplated thereby.

•
The Merger Agreement may be terminated at any time prior to the closing date by action of the board of directors of MVP Online Games if (i) less than 50% of the Shareholders of MVP Network vote in favor of the Merger Agreement and the transactions contemplated thereby, (ii) MVP Network shall fail to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement or if any of the representations or warranties of MVP Network contained herein shall be inaccurate in any material respect, or (iii) there has been any adverse change in the business or financial condition of MVP Network.  In the event of termination pursuant to this paragraph, no obligation, right, remedy, or liability shall arise hereunder. All parties shall each bear their own costs incurred in connection with the negotiation, preparation, and execution of the Merger Agreement and the transactions contemplated hereby.

MATERIAL CONTRACTS BETWEEN THE COMPANIES

Merger Agreement

On November 22, 2006, MVP Network and MVP Online Games entered into the Merger Agreement.  For a description of the Merger Agreement see “The Merger Agreement” at page 37.

License Agreements

On June 25, 2007, MVP Network, entered into two License of Rights in Software Program agreements (the “License Agreements”) with MVP Online Games.  MVP Network and MVP Online Games are related parties which largely have the same officers, directors and principal shareholders.

Under one of the License Agreements, MVP Online Games has licensed to MVP Network the rights to reproduce, publicly display, market, sell, distribute, and otherwise exploit, throughout the world, the Golden Fairway Golf online video game which has been marketed in the past by MVP Online Games.  MVP Network will now be responsible to market the Golden Fairway Golf video game.

Under the other License Agreements, MVP Online Games has licensed to MVP Network the rights to reproduce, publicly display, market, sell, distribute, and otherwise exploit, throughout the world, the Redline Thunder online video game which has been marketed in the past by MVP Online Games.  MVP Network will now be responsible to market the Redline Thunder video game.

The term of each License Agreement expires December 31, 2008.  Each License Agreement provides that MVP Network shall pay to MVP Online Games a royalty equal to fifty percent (50.0%) of all Gross Revenues less Marketing Distribution Costs, as those terms are defined in the License Agreements.  Copies of the License Agreements are incorporated herein by reference from MVP Network’s Current Report on Form 8-K dated June 25, 2007 and filed June 26, 2007.

By executing the License Agreements, MVP Network has now acquired a specific business direction. Prior to the execution of the License Agreements, MVP Network was considered to be a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).

INFORMATION ABOUT MVP NETWORK

Information Concerning MVP Network’s Capital Stock

Most of the information about MVP Network has been incorporated by reference into this information statement/prospectus from MVP Network’s annual report on Form 10-KSB for the year ended December 31, 2006 and from certain quarterly reports and current reports filed by MVP Network with the Securities and Exchange Commission.  For more information concerning the reports incorporated by reference, see "Where You Can Find More Information" beginning on page 88 of this information statement/prospectus.

Information Concerning MVP Network’s Capital Stock

The authorized capital stock of MVP Network consists of 5,020,000,000 shares, 5 billion shares with a par value of $0.001 which are common stock, and 20,000,000 million shares with a par value of $0.001 which are preferred stock.

Common Stock

Each holder of MVP Network’s common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors.  The common stock is be non-assessable and does not have cumulative voting rights or preemptive rights. In addition, the common stock has the following powers, preferences, rights, qualifications, limitations and restrictions:

•
After the requirements with respect to preferential dividends of preferred stock, if any, shall have been met and after MVP Network has complied with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be required by the Nevada Revised Statutes, then, but not otherwise, the holders of MVP Network common stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

•
After distribution in full of any preferential amount to be distributed to the holders of preferred stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of MVP Network, the holders of the common stock shall be entitled to receive all the remaining assets of MVP Network, tangible, and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the MVP Network common stock held by each.

•
Except as may otherwise be required by law or MVP Network’s articles of incorporation, as amended, in all matters as to which the vote or consent of stockholders of MVP Network shall be required or be taken, including, any vote to amend MVP Network’s articles of incorporation, to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences, or special rights of any class or series of stock, the holders of the MVP Network common stock shall have one vote per share of MVP Network common stock on all such matters.

•
Shares of MVP Network common stock may be issued from time to time as the MVP Network board of directors shall determine and on such terms and for such consideration as shall be fixed by the MVP Network board of directors.

•
No holder of any of the shares or of options, warrants, or other rights to purchase shares of MVP Network common stock or of other securities of MVP Network shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of MVP Network of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of MVP Network of any class or series, or carrying any rights to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of MVP Network’s board of directors to such persons, firms, corporations, or associations, whether such holders or others, and on such terms as may be deemed advisable by MVP Network’s board of directors in the exercise of its sole discretion.

•
Except as otherwise specifically required by law or as specifically provided in any resolution or resolutions of MVP Network’s board of directors providing for the issue of any particular series of preferred stock, the exclusive voting rights of any shares of MVP Network shall be vested in the common stock of MVP Network. Each share of common stock shall entitle the holder thereof to one vote at all meetings of the stockholders of MVP Network.

Except as may be provided by MVP Network’s board of directors in a Preferred Stock Designation or by law, the common stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of preferred stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

Dividends on the common stock may be declared by the board of directors. The payment of dividends on the common stock in the future, if any, will be determined by MVP Network’s board of directors. In addition, the payment of such dividends will depend on MVP Network’s financial condition, results of operations, capital requirements and such other factors as MVP Network’s board of directors deems relevant.

Preferred Stock

The preferred stock has such preferences, limitations and relative rights as may be determined and designated in the discretion of MVP Network’s board of directors.

The preferred stock may be issued in one or more series. The MVP Network board of directors is hereby authorized to issue the shares of preferred stock in such series and to fix, from time to time before issuance, the number of shares to be included in any series and the designation, relative powers, preferences, rights, qualifications, limitations or restrictions of all shares of such series. The authority of the MVP Network board of directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•	the voting powers, if any, and whether such voting powers are full or limited, in any such series;

•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•	whether dividends, if any, shall be cumulative or noncumulative;

•	the dividend rate, or method of determining the dividend rate, of such series, and the dates and preferences of dividends of such series;

•	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, MVP Network;

•
the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of MVP Network or any other corporation, and the price or prices or the rates of exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of MVP Network or any other corporation;

•	the provision, if any, of a sinking fund applicable to such series; and

•	any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all of which shall be stated in a resolution or resolutions providing for the issuance of such preferred stock (a "Preferred Stock Designation"). If required by Nevada Revised Statutes Section 78.1955 or other applicable law, the Preferred Stock Designation shall be filed with the Nevada Secretary of State or other appropriate governmental office before the issuance of any shares of any series of preferred stock.

Information Concerning MVP Network Stock Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth the shareholdings of those persons who are known to MVP Network to be the beneficial owners of more than five percent of MVP network’s common stock as of September 5, 2007.  Each of these persons has sole investment and sole voting power over the shares indicated.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Paul A. Schneider	37,788,096	35.58%
110 North Jefferson Avenue
St. Louis, MO 63103

Timothy R. Smith	31,327,500	29.50%
110 North Jefferson Avenue
St. Louis, MO 63103

Security Ownership of Management

The following table sets forth the shareholdings of MVP Network’s directors and executive officers as of September 5, 2007.  Each of these persons has sole investment and sole voting power over the shares indicated.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Paul A. Schneider(1)	37,788,096	35.58%
Timothy R. Smith	31,327,500	29.50%
Debbra Schneider(1)	0	0.00%

All directors and executive
officers as a group (3 persons)	69,115,596	65.08%

(1)           Paul A. Schneider and Debbra Schneider are husband and wife, but each has sole ownership and voting control of the shares listed as being beneficially owned by him/her.  Each disclaims any ownership of the shares listed as being beneficially owned by his/her spouse.

All common shares held by the officers, directors and principal shareholders listed above are “restricted or control securities” and are subject to limitations on resale. The shares may be sold in compliance with the requirements of Rule 144, after a minimum one year holding period has been met.

Rule 13d-3 generally provides that beneficial owners of securities include any person who directly or indirectly has or shares, voting power and/or investment power with respect to such securities; and any person who has the right to acquire beneficial ownership of such security within 60 days.

Any securities not outstanding which are subject to options, warrants or conversion privileges exercisable within 60 days are treated as outstanding for the purpose of computing the percentage of outstanding securities owned by that person.  But such securities are not treated as outstanding for the purpose of computing the percentage of the class owned by any other person.

Changes in Control

As of September 5, 2007, there were no arrangements or pledges of MVP Network’s securities, known to management, which could result in a change in control of MVP Network, except for the proposed Merger.

INFORMATION ABOUT MVP ONLINE GAMES

Business of MVP Online Games

MVP Online Games was formed as a Nevada corporation on July 29, 2005.

MVP Online Games develops and distributes multiplayer online computer sports games.  MVP Online Games owns multiple websites featuring online computer golf games and stock car racing games. The games allow customers on the Internet to play online golf against other customers around the world for cash and prizes.  The company’s 3-Dimensional interactive technology gives game players real competition in live online tournaments.  The company has developed proprietary in-game voice communications with voice-over IP technology which allows game players to talk to other players around the world while they play.  All MVP Online Games feature real world physics to add to the excitement of playing.

MVP has recently completed development and launched a new multi-player golf game at http://GoldenFairway.com and http:RedlineThunder.com.  In addition, MVP Online Games is developing a massive multi-player soccer game due to be released in early 2008.  MVP Online Games has also developed games that can be played on cellular telephones for mobile game players.  These games as well as newer versions of the golf and racing computer games help expand the number of game players that pay for and play MVP Online video games.

MVP’s proprietary, copyrighted, technology offers business owners and charitable fundraiser organizations multi-player Internet games combined with in-game fundraising and in-game advertising.

Products of MVP Online Games

MVP Online Games’ existing game websites are connected to http://GoldenFairway.com and http://RedlineThunder.com.  The games are made up of a high quality 3 dimensional graphics similar to Tiger Woods Golf, Golden Tee, Play Station, and X-Box.  Our games do not require dedicated cartridges or boxes to play.  Our games are on the Internet, so players can experience real time competition with people all over the world.

GoldenFairway.com features three 18-hole golf courses with three (3) skill levels plus weekly cash tournaments, and weekly fundraiser tournaments.

RedlineThunder.com features three (3) American stock car style tracks that were released in June 2007.

The games are distributed by selling licenses.  A game license allows each license holder to customize the golf game with unique, on demand advertisements.  This feature brands the game for individual businesses to advertise products and increase brand awareness.  This also allows license holders to set up games to raise money for fundraiser organizations.  Each game site license owner has a unique web address and a password protected account management area for placing advertisements into the game and accumulating player data.

Game License costs range from $299 up to $750,000 plus ongoing greens fees, ball fees, and ticket fees paid by players.  These games licenses are sold through independent resellers in a direct sales distribution system.

Each person that registers to play a game owned by a license holder enters a unique promotional code that directs our computer systems to display advertisements related to a specific game and advertiser.

Game players are provided with a limited amount of free play after which time they must buy Play Tokens to play for prizes in tournaments.  Play Tokens are a source of recurring income.

MVP Online Games has the following five (5) sources of revenue:

1.	Sales of game licenses
2.	Sales of in-game Play Tokens
3.	Sales of tournament tickets
4.	Sales of game downloads
5.	Sale of in-game advertising.

The first 3D game was launched October 3, 2003.  As of February 2, 2007 there were over 500,000 registered golfers and over 8,100 license owners in seven countries.

MVP Online Games has established its online golf and racing games and is building a next generation game platform.  This new platform will run on Linux, Windows, Macintosh / Apple, and on portable devices including cell phones and Palm Pilot type devices.

Industry Information

The worldwide video game industry, with revenues of $31.5 billion last year, overtook movie box-office receipts, and sales are expected to soar to $55 billion by the end of 2008, according to PriceWaterhouseCoopers.

While broadcast TV audiences dwindle and movie-going stagnates, gaming is emerging as the newest and perhaps strongest pillar of the media world. So it's no surprise film studios, media giants, game makers, and Japanese electronics companies are all battling to win the Game Wars. "This is a huge shift we're seeing, and nobody wants to be left behind," says Sony Entertainment (SNE) Chairman Michael Lynton.

Over 120 million people a day play online games. Plus another 200 million people will be playing next year according to Forrester Research.

In fact, 7 out of 10 college students are playing an online game EVERY DAY! To top it all off, golf is one of the fastest growing sports in the world.

The average online consumer spends 3.3 hours per week engaged in video games compared to an average of 10 hours of television watching. One-third of gamers play for greater than 5 hours per week and 8% play greater than 15 hours per week (Source: GDC 2004 Developer Business Summit). Active gamers average about a quarter of their weekly leisure time (13 out of 55.3 hours) playing videogames.

This is why game development companies have started inserting In-Game Ads that benefit advertisers who want more exposure to quality customers for their products and services. Companies like Electronic Arts, Inc. and Massive Incorporated are teaming together to provide advertisers new dynamic advertising opportunities across select EA franchises on the Xbox 360 video game and entertainment system from Microsoft.

During the keynote address at the second annual Advertising in Games conference in New York this year, Massive, Inc. CEO Mitch Davis predicted that in-game ad spending would land somewhere between $1.6 billion and $1.8 billion in the U.S. by 2010, accounting for roughly 3 percent of total media spending as reported by Mike Shields/Mediaweek.

MVP Network, Inc. has combined online computer games with In-game advertising (AdverGaming) creating interactive entertainment for the consumer while still getting out the advertisers message.

Consumer demand for interactive entertainment is at an all-time high, mostly due to mainstream acceptance of video games.

General Discussion of the Industry and the Business of MVP Online Games

The following is a brief discussion of terms used in the computer game and video game industry:

•	A “computer game” is an interactive entertainment program that runs on a personal computer “PC”, i.e. an IBM-compatible PC or Macintosh.
•	A “video game” is an entertainment program that runs on a specific game console, e.g. the Xbox 360 from Microsoft, Sony's Playstation3, Nintendo's Wii, etc., but not on a personal computer.
•	“Mobile games” or “handheld games” are pocket-sized entertainment products provided by platforms such as the Nintendo DS, Nokia N-Gage, mobile phones, etc.
•	“Advergames” here means a computer or video game that generates a portion of its revenues from the sale of advertising space within the game.
•
“Casual” games are those that appeal to a wide audience, do not require significant learning or experience to play, can be played effectively within the span of a few minutes, and generally are low in cost.  Casual games are available on all platforms, but are most commonly played on PCs.

•
“Mainstream” game players are average people with average game playing skill and interest, as opposed to “hardcore” game players who devote significantly more time, energy and resources to playing games.  For example, the popular Electronic Arts game “The Sims” appealed to a mainstream audience, while the famous game “Doom” from Id Software appeals primarily to hardcore game players.

•	“Downloadable” games are obtained by consumers through Internet download, either for a one-time fee, through a subscription, for free as a promotion, or through another pricing model.
•
“Boxed” games are traditional computer or video games provided on DVD's or CD's, typically in a box with a printed manual and other material, and are obtained by consumers through brick-and-mortar or mail order retail distribution.

•
“Online” games offer some aspect of gaming experience through the Internet.  “Multiplayer online” games allow multiple players to compete or collaborate through Internet connections. “Massive Multiplayer Online Games” provide online gaming to thousands of players simultaneously (e.g. World of Warcraft from Blizzard, the Everquest series from Sony Online). The PC platform dominates this category, although some console games are beginning to offer online functionality.  Games that do not offer online or multiplayer functionality are called “stand alone” or “single player” games.

MVP Online Games Position in the Market

MVP Online Games develops, publishes and distributes downloadable, multiplayer online advergames for the PC platform, targeting a mainstream or casual consumer audience. MVP Online Games occupies a unique niche in the market, enabled by the following:

•
MVP Online Games' proprietary system for dynamically configuring in-game advertisements means that advertising content can be updated frequently and inexpensively, even after a game has been released.  Most boxed games and other traditional game formats are limited to a single set of advertisements or product placements, which must be arranged months before the release of the game.

•
Because MVP Online Games is the publisher of its own games, MVP Online Games is able to license its games and advertising mechanism to third parties as a means to engage consumers for specific business   and marketing initiatives.  In particular, MVP Online Games believes its product line is more appropriate for regional and narrow-segment marketing initiatives than traditional boxed games, which cannot be configured effectively.

•	MVP Online Games’ games can be configured to provide business-goal-specific gameplay experiences, e.g. tournaments for prize giveaways and charity events.

Overview of the Global Games Industry and Market

Electronic games overall are a complex 30+ billion dollar industry; for example, see http://www.synopsys.com/news/pubs/compiler/art1lead_nokia-jul03.html). The games space breaks down into the fundamental categories of Producers, Distributors and Consumers as follows:

•	“Consumers” means anyone who plays any type of electronic game, on any platform.
•
“Distributors” includes brick-and-mortar retail organizations, from giant general retail chains such as Wal-Mart to specialists such as GameStop, as well as online games portals, telecommunications providers, and others.

•
“Producers” is a broad and complex category comprising hardware manufacturers, software developers, software publishers, online service providers and others.  Here are some examples of companies in this sector of the industry.

•
Microsoft, Sony and Nintendo are arguably the most significant players in the computer and video game industry.  Each is a hardware manufacture offering game consoles (Xbox 360, PlayStation3, Wii) and mobile gaming devices (Nintendo DS, Sony PSP).  Each is also a publisher and first-party developer of game software (both console and PC, boxed as well as online), and each to some extent offers an online game community experience (XBox Live, Windows Live, Sony@ Home).

•
Electronic Arts is the largest game publisher in the world, as measured by revenue. Electronic Arts produces games for most platforms, from mobile devices through consoles and computers, online as well as stand alone. Other publishers include Ubisoft, Atari, Midway and TakeTwo Interactive.

The conventional game publishing model works like this:

•
The publisher provides the funds necessary to develop the game and licenses any required intellectual property owned by others, e.g. movie tie-ins such as James Bond, Finding Nemo, Harry Potter, etc., or sports franchises such as NFL, NASCAR, etc.

•	The game is developed either by the publisher itself (a 'first-party' game title), or by a contracted game development studio ('third party' title).
•	The publisher effectively owns all rights to the game. Third party developers receive fixed sums for delivering the finished game, and sometime receive royalties based on game sales.
•	The publisher makes distribution deals with retailers, e.g. Wal-Mart, GameStop, etc., and with online game “portals”.
•
Typical costs for conventional top-shelf games can reach $10 million or more for development, and at least that same amount for marketing.  Development time is typically 18 to 24 months, but has been known to reach up to 5 years for major titles.

•
Because of the constraints of high expense and long lead time, publishers sometimes choose to only make deals for product placement, advertising, and marketing tie-in with large organizations that tolerate long lead times.  These constraints can be barriers to small and medium sized businesses, charities, and others from access to the electronic gaming medium.

Certain successful game development studios, such as Valve, makers of the Half-Life series of games, publish their own software through online channels, eliminating the publisher from the channel.  This is a leading direction for the industry.

MVP Online Games’ Competitive Advantage

MVP Online Games’ product line enables a broad array of business partners, both large and small, to reach consumers through the new medium of interactive gaming.  The following are key points in MVP Online Games’ strategy:

•
By publishing its own titles, MVP Online Games maintains complete control over the product line and its positioning, and eliminates the overhead of conventional publishing and retail partnerships from the value proposition.

•
MVP Online Games’ production methodology and technology allow it to maximize value for its advergaming partner licensees.  By reducing development cycle time and resource requirements MVP Online Games can produce a steady stream of appealing, mainstream titles appropriate for consistent consumer engagement and market development.

•
Conventional game publishing and distribution limit regionalization of games and in-game advertising, and limit the configurability of games for specific business purposes, charity events, etc.  MVP Online Games’ products provide access for small and medium sized businesses to a new, powerful, exciting and fast-growing medium, which otherwise would be the province of larger and financially stronger organizations.

•	By developing additional intellectual properties, MVP Online Games’ goal is to become known in the industry for delivering high quality online multiplayer game titles at an affordable cost.

Employees

MVP Online Games has a total of 17 full time employees and 2 part time employees.  Approximately 15 of these employees work as computer game developers, and approximately 4 employees work in data entry, customer service and perform bookkeeping entries.

Place of Business

MVP Online Games’ only place of business is located at 110 North Jefferson Avenue, St. Louis, Missouri  63103.  MVP Online Games owns the building at this location.  The building consists of approximately 14,000 square feet and has a parking lot with 85 spaces.  Approximately 7,000 square feet of the building is devoted to administrative offices, and the remaining approximately 7,000 square feet is devoted to computer game development facilities, a server room and a conference center.

MVP Online Games’ 14,000 square foot office space houses its network operations center with over 120 dedicated servers on site.  The serves at MVP Online Games’ facility are all enterprises class servers manufactured by IBM and Dell.  The facilities have back up and redundant power systems with 100 megabite fiber optic connection to the Internet.  In addition, its network operations have dedicated heating and cooling systems with back up power generators.

Information Concerning MVP Online Games Stock Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth the shareholdings of those persons who are known to MVP Online Games to be the beneficial owners of more than five percent of MVP Online Games’ common stock as of September 5, 2007.  Each of these persons has sole investment and sole voting power over the shares indicated.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Paul A. Schneider	80,000,000	86.12%
110 North Jefferson Avenue
St. Louis, MO 63103

Security Ownership of Management

The following table sets forth the shareholdings of MVP Online Games’ directors and executive officers as of September 5, 2007.  Each of these persons has sole investment and sole voting power over the shares indicated.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Paul A. Schneider(1)	80,000,000	86.12%
Timothy R. Smith	0	0.00%
Debbra Schneider(1)	0	0.00%

All directors and executive
officers as a group (3 persons)	80,000,000	86.12%

(1)           Paul A. Schneider and Debbra Schneider are husband and wife, but each has sole ownership and voting control of the shares listed as being beneficially owned by him/her.  Each disclaims any ownership of the shares listed as being beneficially owned by his/her spouse.

All common shares held by the officers, directors and principal shareholders listed above are “restricted or control securities” and are subject to limitations on resale. The shares may be sold in compliance with the requirements of Rule 144, after a minimum one year holding period has been met.

Rule 13d-3 generally provides that beneficial owners of securities include any person who directly or indirectly has or shares, voting power and/or investment power with respect to such securities; and any person who has the right to acquire beneficial ownership of such security within 60 days.

Any securities not outstanding which are subject to options, warrants or conversion privileges exercisable within 60 days are treated as outstanding for the purpose of computing the percentage of outstanding securities owned by that person.  But such securities are not treated as outstanding for the purpose of computing the percentage of the class owned by any other person.

Changes in Control

As of September 5, 2007, there were no arrangements or pledges of MVP Online Games’ securities, known to management, which could result in a change in control of MVP Online Games, except for the proposed Merger.

Market for MVP Online Games common Stock and Related Stockholder Matters

MVP Online Games is a privately held company.  There is no public trading market for shares of MVP Online Games common stock.

There are no present outstanding options or warrants to purchase, or securities convertible into, common stock of MVP Online Games.  The common stock of MVP Online Games will be exchanged for registered shares of MVP

Network common stock in the Merger.  The shares of MVP Network common stock to be issued in exchange for MVP Online Games common stock in the Merger should not be subject to resale limitations unless the holder of the shares is an affiliate of MVP Network and/or MVP Online Games.  See “THE MERGER – Restrictions of Sales of Shares of MVP Network Common Stock Received in the Merger” at page 37.

There are approximately 670 shareholders of record of MVP Online Games common stock.

MVP Online Games has not paid any cash dividends on its common stock since the Company’s inception, and MVP Online Games has no intention to pay any dividends on its common stock in the foreseeable future.  There are no restrictions that limit the ability of MVP Online Games to pay dividends on its common stock except for any applicable requirements or limitations under Nevada law.

MVP Online Games has no present equity compensation plans, and none are proposed to be adopted by MVP Online Games.

MVP Online Games Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for the Six Months Ended June 30, 2007 and 2006

Revenues.  In the six months ended June 30, 2007 MVP Online Games had sales of $490,612, a decrease of $4,472,741 from sales of $4,963,353 generated during the six months ended June 30, 2006.  This decrease in sales in the later period is attributed to a significant decrease in game license revenues associated with the Golden Fairway golf computer game in anticipation of the launch of the Redline Thunder racing game which was delayed.  MVP Online Games anticipates an increase in game license revenues associated with the Redline Thunder racing game in fourth quarter 2007.

Expenses. The Company incurred $988,255 in total operating expenses in the six month period ended June 30, 2007, a decrease of $3,811,605 from the $4,799,864 of total operating expenses incurred during the six month period ended June 30, 2006.  The decrease in total operating expenses is primarily due to a $3,361,744 decrease in sales and marketing expenses and a $508,482 decrease in administrative expenses.

Net Loss.  Net loss for the six month period ended June 30, 2007 was $574,513 as compared to net income of $52,058 for the six month period ended June 30, 2006.  MVP Online Games attributes the change in operating results primarily to the significant decrease in revenues in the later period for the reasons described above, partially offset by a significant decrease in total operating expenses.

Liquidity and Capital Resources at June 30, 2007

As of June 30, 2007 we had $424,074 in cash.  The Company believes that cash is sufficient to sustain operations for approximately four months.  We need to raise approximately $1,200,000 in additional cash to sustain operations for the next twelve months.

Going Concern Issue. Our independent auditors have expressed a going concern issue. Our ability to continue as a going concern is dependent upon our ability to successfully attain profitable operations or to locate financing for our continued maintenance and operations. We currently do not have an established source of funds sufficient to cover our operating costs and accordingly there is substantial doubt about our ability to continue as a going concern. We may seek additional capital needed to meet these anticipated needs. There is no assurance that such funds will be available to us or that if they are available will be under terms which we can accept.

Certain Factors Affecting Future Operating Results

Management’s discussion and analysis of financial condition and results of operations  includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward- looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters. When used in this report, the words "may," "will," expect," anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect our future plans of operations, business strategy, operating results, and financial position. We caution readers that a variety of factors could cause our actual results to differ materially from the anticipated results or other matters expressed in forward-looking statements.

Changes in and Disagreements with Accountants and Accounting and Financial Disclosure

Madsen & Associates, CPA’s Inc. has acted as the independent accountant for MVP Online Games since the inception of MVP Online Games on July 29, 2005.  There have been no disagreements with the independent accountant, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolve to the independent accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

The independent accountant has not advised MVP Online Games that:

(1)	internal controls necessary to develop reliable financial statements did not exist; or

(2)
information has come to the attention of the independent accountant which made the accountant unwilling to rely on management’s representations, or unwilling to be associated with the financial statements prepared by management; or

(3)
the scope of the audit should be expanded significantly, or information has come to the independent accountant’s attention that the accountant has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements (including information that might preclude the issuance of an unqualified audit report), and the issue was not resolved to the independent accountant’s satisfaction.

FINANCIAL STATEMENTS OF MVP ONLINE GAMES

MADSEN & ASSOCIATES. CPA’s INC.	684 East Vine St. #3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632

Board of Directors
MVP Network Online Games Inc. and Subsidiaries
St Lewis, Missouri

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of MVP Network Online Games Inc. and Subsidiaries at December 31, 2006, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion,  the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MVP network Online Games Inc. and Subsidiaries  at  December 31, 2006 ,  and  the  results of  operations and  cash flows  for the years  ended December 31, 2006 and 2005  in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company will need additional working capital to service its debt and  for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

June 25, 2007                                                                    s/Madsen & Associates, CPA’s Inc.
Murray, Utah                                                                       Madsen & Associates, CPA’s Inc.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2006

ASSETS
CURRENT ASSETS
Cash	$1,236,549
Accounts receivable	384
Total Current Assets	1,236,933

PROPERTY and EQUIPMENT - net of accumulated depreciation	1,161,719
CAPITALIZED COMPUTER GAME PROGRAMS -
net of accumulated amortization	2,183,023

OTHER ASSETS
Deposits	2,384
Accounts receivable - related party	485,599
487,983
$5,069,658

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Note payable - line of credit	$1,775,000
Accounts payable	49,191
Intercompany advances - affiliate	892,395
Accrued payables	91,557
Mortgage payable and capital lease obligations - current maturities	63,744
Total Current Liabilities	2,871,887

LONG TERM LIABILITIES - net of current maturities
Mortgage payable - land and building - and capital lease obligations	779,953

STOCKHOLDERS' EQUITY
Common stock
100,000,000 shares authorized, at no par value;
93,095,136 shares issued and outstanding	6,423,653
Retained earnings (deficit)	(5,005,835)
Total Stockholders’ Equity	1,417,818
$5,069,658

The accompanying notes are an integral part of these financial statements.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006 and 2005

	Dec 31,	Dec 31,
	2006	2005

SALES	$6,195,788	$1,046,468

OPERATING EXPENSES

Sales and marketing	5,087,445	1,033,257
Depreciation and amortization	1,641,213	256,093
Research and development	98,464	140,096
Administrative	872,687	780,802
	7,699,809	2,210,248

NET INCOME (LOSS) FROM OPERATIONS	(1,504,021)	(1,163,780)

OTHER INCOME AND EXPENSES

Interest income	59,275	-
Interest expense	(313,717)	(337,152)
Other income	14,804	-
Loss on investments	(5,063)	(5,150)

NET LOSS	$(1,748,722)	$(1,506,082)

NET LOSS PER COMMON SHARE

Basic and diluted	$(.02)	$(.02)

AVERAGE OUTSTANDING SHARES - (stated in 1,000's)

Basic	91,542	85,451

The accompanying notes are an integral part of these financial statements.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Period December 31, 2004 to December 31, 2006

			Capital in
		Common Stock	Excess of	Retained
	Shares	Amount	Par Value	Earnings

Balance December 31, 2004	81,055,000	898,788	-	(1,751,031)

Issuance of common stock for net cash -
at $ .47	8,887,326	4,173,096	-	-

Net operating loss for the year
ended December 31, 2005	-	-	-	(1,506,082)

Balance December 31, 2005	89,942,326	5,071,884		(3,257,113)

Issuance of common stock for net cash -
at $ .50	3,152,810	1,351,769	-	-

Net operating loss for the year
ended December 31, 2006	-	-	-	(1,748,722)

Balance December 31, 2006	93,095,136	$6,423,653	$-	$(5,005,835)

The accompanying notes are an integral part of these financial statements.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2006 and 2005

	Dec 31,	Dec 31,
	2006	2005
CASH FLOWS FROM
OPERATING ACTIVITIES

Net loss	$(1,748,722	$(1,506,082)
Adjustments to reconcile net loss to
net cash provided by operating
activities
Depreciation & amortization	1,641,213	256,093
Changes in
Prepaid expenses and deposits	30,678	-
Accounts receivable	(384)	-
Accounts payable	53,109	(25,394)
Net Change From Operations	(24,106)	(1,275,383)

CASH FLOWS FROM INVESTING
ACTIVITIES
Purchase land and building and equipment	(1,192,784)	(21,412)
Capitalized computer programs	(1,168,180)	(1,000,643)
	(2,360,964)	(1,022,055)

CASH FLOWS FROM FINANCING
ACTIVITIES
Net proceeds and payments on mortgage & lease obligations	676,947	(41,313)
Net proceeds and payments on note payable -
line of credit	20,000	(744,995)
Advances - affiliate	934,712	(42,317)
Advances - related party	(485,600)	-
Net proceeds from sale of capital stock	1,351,769	4,173,096
	2,497,828	3,344,471

Net Change in Cash	112,758	1,047,033
Cash at Beginning of Period	1,123,791	76,758
Cash at End of Period	$1,236,549	$1,123,791

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest expense	$313,717	$337,152

The accompanying notes are an integral part of these financial statements.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
December 31, 2006

1.        ORGANIZATION

MVP Network Online Games Inc. (MVP Games) is a Nevada corporation incorporated August 26, 2004, with authorized common capital stock of 100,000,000 shares with no par value, for the purpose of acquiring all stock and members’ interests in   Online Exchange Inc. (Online Exchange) (an S-Corporation) a Missouri corporation, incorporated March 2, 1994, and   MVP Network LLC (MVP LLC) (a limited liability company) formed during 2002 in Missouri.

During September 2006 MVP Games completed the acquisition of all outstanding stock of Online Exchange and all the members’ interests in MVP LLC from their respective owners. All of the above entities were owned by the same individuals and therefore the merger is considered to be a continuation of the same business from the inception of Online Exchange on March 2, 1994.     The operations of the combined companies include the prior historical operations of each entity.  The financial statements show a retroactive restatement of MVP Games stockholders’ equity as if the shares were issued, starting in 1994,  to reflect the equivalent number of shares of common stock and members’ interests that were issued  in the subsidiaries.

The above entities were organized for the business purpose of the development, selling, marketing, and promotion of online virtual golf tournaments, and other online services and products.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the  exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of MVP Games, (parent) and its wholly owned subsidiaries, Online Exchange and MVP LLC, from their inceptions.  All material intercompany accounts and transactions have been eliminated.

Revenue Recognition

Revenue is recognized upon the receipt of monthly installment payments from the sale of software licenses.  While the license remains in force the customer has the right to place their advertising on the game website, at their expense.

Revenue is recognized in accordance with the requirements of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition.”  Under SOP 97-2, when an arrangement does not require significant production, modification or customization of the software, revenue is recognized as installment payments are received and the customer is given access to the software programs.  If the customer fails to make installment payments the access to the software programs in terminated.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.  An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

Online Exchange is an S-Corporation and MVP LLC is a limited liability company in which all tax attributes passed through to its  stockholder-members before the acquisition in September 2006.  Accordingly, there is no provision for income taxes in the accompanying financial statements for Online Exchange and MVP LLC. from their income or loss prior to the acquisition.  After the acquisition the net operating loss of Online Exchange and MVP LLC passes through to MVP Games.  On December 31, 2006 any net operating loss available for carryforward has not been determined.

Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risks, except that cash over the insured amounts of $100,000 are maintained in banks, however they are in banks of high quality.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles  generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Examples include estimation of loss contingencies,  product life cycles, assumptions of  the elements comprising software arrangements including the distinction between upgrades/enhancements and new products when technological feasibility is achieved for our products. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Property and equipment

Property and equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from 39 1/2 to three years. A summary at December 31, 2007 is included below.

Land and building	1,002,314
Equipment	344,806
Less accumulated depreciation	(185,401)
Net	$1,161,719

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Capitalized Computer Game Programs

Computer software is developed internally for lease or sale to others.  All costs of research and development are expensed as incurred.  Costs incurred after the completion of the design specifications (working model or technological feasibility), are capitalized.  Capitalized costs, after technological feasibility has been demonstrated, includes additional coding, testing, producing masters, user documentation, and training materials, and  allocated  indirect costs.   Capitalization of software costs are discontinued once the product is available for general release to customers.

The capitalized production costs are amortized beginning when the product is first available for general release to customers, on a straight line basis over a five year period. At the end of each year any remaining unamortized costs are  evaluated and adjusted to a net realizable value, if less than the book value, based  on the market conditions, including the estimated revenues to be generated by the product.

Impairment of Long-Lived Assets

The Company reviews its major assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is considered to be impaired, the impairment will be recognized in an amount determined by the excess of the carrying amount of the asset over its fair value.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their estimated fair values due to their short term maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.  NOTE PAYABLE - LINE OF CREDIT

On March 31, 2003 the Company entered into a note agreement with a lending institution for a line of credit of $2,250,000 for use in the development of computer software. The note is secured by inventory, equipment, accounts receivables, and by the assignment of a life insurance policy on an officer of the Company.  The terms of the note includes monthly payments of accrued interest at the rate of 14% with a maturity date of March 31, 2009 for the remaining principal balance.  The total interest rate may be increased 5 percentage points if there is a default, if allowed by law. The principal may be paid in any amounts before the due date, at the option of the Company.

At December 31, 2006, the remaining principal balance due was $1,775,000 and is shown as a current liability in the financial statements.

4.  CAPITAL LEASES

On December 29, 2003 the Company entered into a lease agreement for computer equipment that is classified as a capital lease and included as part of the equipment costs of $246,500, which expires on December 29, 2008.  The terms of the lease includes 60 payments of $5,719 with an option to purchase at the end of the lease for $1.00.  The lease agreement includes additional security of a computer game program that is no longer in use.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2006

4.  CAPITAL LEASES - continued

The future lease payments under the terms of the lease together with the net present value of the lease payments as of December 31, 2006 are as follows:

Year Ending
December 31	Amount

2007	$68,630
2008	69,208
Total	137,838
Less: Amount representing interest	18,762
Net present value of future minimum lease payments	$119,076

The amount necessary to reduce the future minimum lease payments to their net present value is calculated at the average interest rate of 14.41% implicit in the leases.

The net present value of the lease payments are included in the financial statements as follows:

Capital lease obligations
Current maturities	$55,014
Long term maturities	64,062
Total	$119.076

5.  MORTGAGE PAYABLE

During August 2006 the Company purchased an office building and incurred a mortgage payable of $728,000.  The terms of the mortgage includes monthly payments through 2008 of $ 6,049 including interest of 8.75% with a payoff in 2008.  The principal payments due are as follows;

2007	9,558
2008	715,062

6.  CAPITAL STOCK

During 2005 the Company issued 8,887,326 private placement common shares for a net of $4,173,096 and during 2006 3,152,810 private placement common shares for a net of $ 1,351,769.

7.  SIGNIFICANT TRANSACTIONS WITHRELATED PARTIES

Officer-director’s and their controlled entities have acquired 86% of the outstanding common stock of the Company, and  received salaries of $421,333   for the year ended December 31, 2006 and $ 698,166 for the year ended 2005 and $556,526 for 2004.

During 2006 the Company received no interest, demand loans from an affiliate of $892,395 and made no interest demand loans to a related party of $485,599.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2006

8.  GOING CONCERN

The Company  has had operating losses and has a  negative current working capital which indicates an inability to service its debt and to operate for the coming year,  however, its major source of income is from cash sales and  during the first  quarter 2007 the Company  received  additional  funding from a line of credit and by the issuance of  private placement  common shares, all of which, will provide sufficient cash flows  to operate   for the coming year.

MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine St #3
Certified Public Accountants and Business Consultants	Salt Lake City, Utah 84106
Telephone 801 486-0096
Fax 801 486-0098

REPORT ON REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
MVP Network Online Games, Inc. and Subsidiaries

We have reviewed the balance sheet of the above Company as of June 30, 2007 and the related statements of operations and cash flows for the six months ended June 30, 2007 and 2006.  These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants.  A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

Very Truly Yours,

/s/ Madsen & Associates, CPA’s Inc.
Madsen & Associates, CPA’s Inc.

Salt Lake City, Utah
August 23, 2007

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - unaudited
June 30, 2007

ASSETS
CURRENT ASSETS
Cash	$424,074
Total Current Assets	424,074

PROPERTY and EQUIPMENT - net of accumulated depreciation	1,139,938
CAPITALIZED COMPUTER GAME PROGRAMS -
net of accumulated amortization	2,454,624

OTHER ASSETS
Deposits	2,384
Trademark	10,366
Accounts receivable	45,851
Accounts receivable - related party	654,884
713,485
$4,732,121

LIABILITIES and STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Note payable - line of credit	$1,775,105
Accounts payable	15,722
Intercompany advances - affiliate	1,394,525
Accrued payables	29,701
Mortgage payable and capital lease obligations - current maturities	59,098
Total Current Liabilities	3,274,151

LONG TERM LIABILITIES - net of current maturities
Mortgage payable - land and building - and capital lease obligations 742,665

STOCKHOLDERS' EQUITY
Common stock
100,000,000 shares authorized, at no par value;
93,095,136 shares issued and outstanding	6,295,653
Retained earnings (deficit)	(5,580,348)
Total Stockholders’ Equity	715,305
$4,732,121

The accompanying notes are an integral part of these financial statements.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS -unaudited
For the Six Months Ended June 30, 2007 and 2006

	Jun 30,	Jun 30,
	2007	2006

SALES	$490,612	$4,963,353

OPERATING EXPENSES

Sales and marketing	397,354	3,759,098
Depreciation and amortization	236,887	121,146
Research and development	41,243	98,367
Administrative	312,771	821,253
	988,255	4,799,864

NET INCOME (LOSS) FROM OPERATIONS	(497,643)	163,489

OTHER INCOME AND EXPENSES

Interest income	16,594	21,984
Interest expense	(143,224)	(133,415)
Other income	49,760	-

NET PROFIT (LOSS)	$(574,513)	$52,058

NET LOSS PER COMMON SHARE

Basic and diluted	$(.01)	$-

AVERAGE OUTSTANDING SHARES - (stated in 1,000's)

Basic	93,095	89,942

The accompanying notes are an integral part of these financial statements.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS - unaudited
For the Six Months Ended June 30, 2007 and 2006

	Jun 30,	Jun 30,
	2007	2006
CASH FLOWS FROM
OPERATING ACTIVITIES

Net loss	$(574,513)	$52,058
Adjustments to reconcile net loss to
net cash provided by operating
activities
Depreciation & amortization	236,887	121,146
Changes in
Accounts receivable	(45,467)	(597)
Accounts payable	(95,220)	667,360
Net Change From Operations	(478,313)	839,967

CASH FLOWS FROM INVESTING
ACTIVITIES
Purchase of equipment	(12,099)	(157,143)
Purchase of trademark	(10,366)	-
Capitalized computer programs	(474,608)	(653,409)
	(497,073)	(810,552
CASH FLOWS FROM FINANCING
ACTIVITIES
Payments on mortgage & lease obligations	(41,934)	(22,984)
Advances - affiliate	502,130	(96,529)
Advances - related party	(169,285)	-
Net proceeds from sale of capital stock	(128,000)	1,487,612
	162,911	1,368,099

Net Change in Cash	(812,475)	1,397,514
Cash at Beginning of Period	1,236,549	1,123,791
Cash at End of Period	$424,074	$2,521,305

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest expense	$143,224	$133,415

The accompanying notes are an integral part of these financial statements.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
June 30, 2007

1.        ORGANIZATION

MVP Network Online Games Inc. (MVP Games) is a Nevada corporation incorporated August 26, 2004, with authorized common capital stock of 100,000,000 shares with no par value, for the purpose of acquiring all stock and members’ interests in Online Exchange Inc. (Online Exchange) (an S-Corporation) a Missouri corporation, incorporated March 2, 1994, and MVP Network LLC (MVP LLC) (a limited liability company) formed during 2002 in Missouri.

During September 2006 MVP Games completed the acquisition of all outstanding stock of Online Exchange and all the members’ interests in MVP LLC from their respective owners. All of the above entities were owned by the same individuals and therefore the merger is considered to be a continuation of the same business from the inception of Online Exchange on March 2, 1994.  The operations of the combined companies include the prior historical operations of each entity.  The financial statements show a retroactive restatement  of  MVP Games stockholders’ equity as if the shares were issued, starting in 1994,  to reflect the equivalent number of shares of common stock and members’ interests that were issued  in the subsidiaries.

The above entities were organized for the business purpose of the development, selling, marketing, and promotion of online virtual golf tournaments, and other online services and products.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of MVP Games, (parent) and its wholly owned subsidiaries, Online Exchange and MVP LLC,  from their  inceptions.   All material intercompany accounts and transactions have been eliminated.

Revenue Recognition

Revenue is recognized upon the receipt of monthly installment payments from the sale of software licenses.  While the license remains in force the customer has the right to place their advertising on the game website, at their expense.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2007

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Revenue is recognized in accordance with the requirements of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition.”  Under SOP 97-2, when an arrangement does not require significant production, modification or customization of the software, revenue is recognized as installment payments are received and the customer is given access to the software programs.  If the customer fails to make installment payments the access to the software programs in terminated.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse.  An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

Online Exchange is an S-Corporation and MVP LLC is a limited liability company in which all tax attributes passed through to its stockholder-members before the acquisition in September 2006.  Accordingly, there is no provision for income taxes in the accompanying financial statements for Online Exchange and MVP LLC. from their income or loss prior to the acquisition.  After the acquisition the net operating loss of Online Exchange and MVP LLC passes through to MVP Games.  On June 30, 2007 any net operating loss available for carryforward has not been determined.

Financial and Concentrations Risk

The Company does not have any concentration or related financial credit risks, except that cash over the insured amounts of $100,000 are maintained in banks, however they are in banks of high quality.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Examples include estimation of loss contingencies, product life cycles, assumptions of the elements comprising software arrangements including the distinction between upgrades/enhancements and new products when technological feasibility is achieved for our products. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Property and equipment

Property and equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from 39 1/2 to three years. A summary at March 31, 2007 is included below.
Land and building	1,002,314
Equipment	371,819
Less accumulated depreciation	(234,196)
Net	$1,139,937

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2007

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Capitalized Computer Game Programs

Computer software is developed internally for lease or sale to others.  All costs of research and development are expensed as incurred.  Costs incurred after the completion of the design specifications (working model or technological feasibility), are capitalized.  Capitalized costs, after technological feasibility has been demonstrated, includes additional coding, testing, producing masters, user documentation, and training materials, and allocated indirect costs.  Capitalization of software costs are discontinued once the product is available for general release to customers.

The capitalized production costs are amortized beginning when the product is first available for general release to customers, on a straight line basis over a five year period. At the end of each year any remaining unamortized costs are  evaluated and adjusted to a net realizable value, if less than the book value, based  on the market conditions, including the estimated revenues to be generated by the product.

Impairment of Long-Lived Assets

The Company reviews its major assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an asset is considered to be impaired, the impairment will be recognized in an amount determined by the excess of the carrying amount of the asset over its fair value.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their estimated fair values due to their short term maturities.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.  NOTE PAYABLE - LINE OF CREDIT

On March 31, 2003 the Company entered into a note agreement with a lending institution for a line of credit of $2,250,000 for use in the development of computer software. The note is secured by inventory, equipment, accounts receivables, and by the assignment of a life insurance policy on an officer of the Company.  The terms of the note includes monthly payments of accrued interest at the rate of 14% with a maturity date of March 31, 2009 for the remaining principal balance.  The total interest rate may be increased 5 percentage points if there is a default, if allowed by law. The principal may be paid in any amounts before the due date, at the option of the Company.

At June 30, 2007, the remaining principal balance due was $1,775,105 and is shown as a current liability in the financial statements.

4.  CAPITAL LEASES

On December 29, 2003 the Company entered into a lease agreement for computer equipment that is classified as a capital lease and included as part of the equipment costs of $246,500, which expires on December 29, 2008.  The terms of the lease includes 60 payments of $5,719 with an option to purchase at the end of the lease for $1.00.  The lease agreement includes additional security of a computer game program that is no longer in use.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2007

4.  CAPITAL LEASES - continued

The future lease payments under the terms of the lease together with the net present value of the  lease payments as of December 31, 2006 are as follows:

Year Ending
December 31	Amount

2007	$68,630
2008	69,208
Total	137,838
Less: Amount representing interest	18,762
Net present value of future minimum lease payments	$119,076

The amount necessary to reduce the future minimum lease payments to their net present value is calculated at the average interest rate of 14.41% implicit in the leases.

The net present value of the lease payments at December 31, 2006 are included in the financial statements as follows:

Capital lease obligations
Current maturities	$55,014
Long term maturities	64,062
Total	$119.076

5.  MORTGAGE PAYABLE

During August 2006 the Company purchased an office building and incurred a mortgage payable.
The terms of the mortgage includes monthly payments through 2008 of $ 6,049 including interest of 8.75% with a payoff in 2008.  The principal payments due are as follows;

2007	9,558
2008	715,062

6.  CAPITAL STOCK

During 2005 the Company issued  8,887,326 private placement common shares for a net of  $4,173,096 and during 2006  3,152,810  private placement common shares for a net of $ 1,351,769.  During the quarter ended June 30, 2007 the Company refunded $128,000 of the private placement shares issued in 2006.

7.  SIGNIFICANT TRANSACTIONS WITHRELATED PARTIES

Officer-director’s and their controlled entities have acquired 86% of the outstanding common stock of the Company, and  received salaries of $ 90,000 for the six months ended June 30, 2007, $421,333   for the year ended December 31, 2006 and $ 698,166 for the year ended 2005.

During 2006 and 2007 the Company received no interest, demand loans from an affiliate of $ 1,394,525 and made no interest demand loans to a related party of $ 654,884.

MVP NETWORK ONLINE GAMES, INC. and SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2007

8.  GOING CONCERN

The Company  has had operating losses and has a  negative current working capital which indicates an inability to service its debt and to operate for the coming year,  however, its major source of income is from cash sales and  during the first  quarter 2007 the Company  received  additional  funding from a line of credit and by the issuance of  private placement  common shares, all of which, will provide sufficient cash flows  to operate   for the coming year.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Overview

The following tables show selected unaudited pro forma condensed combined financial data as if MVP Network and MVP Online Games had been a combined company for the year ended December 31, 2006 and the six months ended June 30, 2007 and as of June 30, 2006.

The Merger is accounted for as a reverse acquisition in which MVP Online Games is considered to be the acquirer of MVP Network for reporting purposes.  The number of outstanding shares of common stock of MVP Network before the Merger was approximately 107,145,314 shares and after will be approximately 439,133,690 shares.  The continuing operations of the business are those of MVP Online Games including its prior historical financial statements and the operations of MVP Network starting at the time of the Merger.  The financial statements have been prepared showing a retroactive restatement of MVP Network’s historical outstanding stock to reflect the equivalent number of shares of common stock issued in the Merger.

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements and the notes thereto of MVP Network. For purposes of preparing the unaudited pro forma condensed combined financial statements, the historical financial information for both MVP Network and MVP Online Games is based on the year ended December 31, 2006 and the six months ended June 30, 2007.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and the six months ended June 30, 2007 assume that the pending Merger of MVP Online Games occurred on January 1, 2006.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the Merger been consummated as of January 1, 2006 or June 30, 2007. The pro forma adjustments are based upon available information and certain estimates and assumptions as described in the notes to the unaudited pro forma condensed combined financial statements that management of MVP Network believes are reasonable in the circumstances.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of MVP Network included in its Annual Report on Form 10-KSB for the year ended December 31, 2006, its Quarterly Report on Form 10-QSB for the six months ended June 30, 2007 and in previously filed Forms 8-K, as well as the historical financial statements and notes thereto of MVP Online Games included in this information statement/prospectus.  See "Where You Can Find More Information" beginning on page 88 of this information statement/prospectus.

MVP NETWORK, INC. (survivor) and MVP NETWORK ONLINE GAMES, INC.
PRO-FORMA COMBINED BALANCE SHEETS
June  30, 2007
(stated in 1,000's)

	Network	Online		Adjustm	Combined
ASSETS
CURRENT ASSETS
Cash	$-	$424			$424
Total Current Assets	-	424		-	424

PROPERTY and EQUIPMENT -	-	1,140		-	1,140
net of accumulated depreciation

CAPITALIZED COMPUTER GAME
PROGRAMS - net of amortization	-	2,455		-	2,455

OTHER ASSETS	1,398	713	(1)	(1,395)	716
	$1,398	$4,732			$4,735
LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	-	3,215	(1)	(1,395)	1,820
Mortgage payable and capital lease obligations -
current maturities	-	59		-	59
Total Current Liabilities	-	3,274			1,879

LONG TERM LIABILITIES - less current maturities -
Mortgage payable and capital lease obligations	-	743			743

STOCKHOLDERS' EQUITY
Common stock	2,882	6,295	(2)	(1,484)	7,693
Deficit	(1,484)	(5,580)	(2)	1,484	(5,580)
Total Stockholders’ Equity	1,398	715			2,113

	$1,398	$4,732			$4,735

  (1)  Clear intercompany advances
  (2) Combine

MVP NETWORK INC. (survivor)
STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2007 and
the Year Ended December 31, 2006

	Jun 30,	Dec 31,
	2007	2006

SALES	$490,612	$6,195,788

OPERATING EXPENSES	988,255	7,699,809

NET INCOME (LOSS) FROM OPERATIONS	(497,643)	(1,504,021)

OTHER INCOME AND EXPENSES	(76,870)	(244,701)

NET LOSS	$(574,513)	$(1,748,722)

NET LOSS PER COMMON SHARE

Basic and diluted	$-	$-

AVERAGE OUTSTANDING SHARES –
(stated in 1,000's)

Basic	439,134	439,134

COMPARISON OF STOCKHOLDER RIGHTS
General

MVP Network is incorporated under the laws of the State of Nevada and, accordingly, the rights of its stockholders are governed by the Nevada Revised Statutes. MVP Online Games is incorporated under the laws of the State of Nevada and, accordingly, the rights of its stockholders are also governed by the Nevada Revised Statutes. Before the completion of the Merger, the rights of MVP Online Games stockholders are also governed by the MVP Online Games articles of incorporation, as amended, and the MVP Online Games bylaws. Upon completion of the Merger, MVP Online Games stockholders will receive shares of MVP Network common stock in exchange for their shares of MVP Network common stock. As a result, upon completion of the Merger, the rights of MVP Online Games stockholders who become MVP Network stockholders in the Merger will be governed by the Nevada Revised Statutes, the MVP Network articles of incorporation, as amended, and the MVP Network bylaws.

Certain Differences Between the Rights of Stockholders of MVP Network and and Stockholders of MVP Online Games

The following is a summary of material differences between the current rights of MVP Network stockholders and the current rights of MVP Online Games stockholders. Although we believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of MVP Network stockholders and MVP Online Games stockholders, and it is qualified in its entirety by reference to the Nevada Revised Statutes and the various documents of MVP Network and MVP Online Games to which we refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to carefully read this entire information statement/prospectus, the relevant provisions of the Nevada Revised Statutes and the other documents to which we refer in this information statement/prospectus for a more complete understanding of the differences between the rights of an MVP Network stockholder and the rights of an MVP Online Games stockholder. MVP Network has filed with the SEC the respective documents of MVP Network and MVP Online Games referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See "Where You Can Find More Information" beginning on page 88 of this information statement/prospectus.

	MVP Online Games	MVP Network
Authorized Capital Stock

100,000,000 shares authorized, consisting of 100,000,000 shares of common stock, $0.001 par value, and no shares of preferred stock.

As of June 30, 2007, 92,891,136 shares of common stock and no shares of preferred stock were issued and outstanding.

5,020,000,000 shares authorized, consisting of 5,000,000,000 shares of common stock, par value $0.001 per share, 20,000,000 shares of preferred stock, par value $0.001 per share.

As of June 30, 2007, 107,145,314 shares of common stock and no shares of preferred stock were issued and outstanding

Number of Directors
The MVP Online Games articles of incorporation provide that the MVP Online Games board of directors will consist of not less than 1 nor more than 8 directors.  The MVP Online Games bylaws provide that the MVP Online Games board of directors will consist of not less than 1 nor more than 7 directors.

The MVP Network bylaws provide that the MVP Network board of directors will consist of not less than 3 nor more than 9 directors, with the exact number to be fixed by a resolution of the board of directors or by a resolution of the stockholders.

Classification of Board Members

The MVP Online Games articles of incorporation and bylaws do not classify the MVP Online Games board of directors into separate classes with staggered terms. MVP Online Games' directors are elected for a term of one year.

The MVP Network articles of incorporation and bylaws do not classify the MVP Network board of directors into separate classes with staggered terms. MVP Network’s directors are elected for a term of one year.

Vacancies on the Board of Directors
The MVP Online Games bylaws provide that vacancies in the board of directors may be filled by a majority vote of the remaining directors, even if less than a quorum or by a sole remaining director. Each director so elected will hold office until his successor is elected at an annual or special meeting of the stockholders.

The MVP Network bylaws provide that vacancies in the board of directors shall be filled for the unexpired portion of the term by a majority vote of the remaining directors through less than a quorum at any meeting thereof. Any director appointed to fill a vacancy serves for the remainder of the unexpired portion of the term.

The MVP Online Games bylaws also provide that stockholders may elect a director at any time to fill any vacancy not filled by the directors.  If the board of directors accepts the resignation of a director tendered to be effective at a future time, the board or the shareholders shall have the power to elect a successor to take office when the resignation is to become effective.

Removal of Directors

Section 78.335 of the Nevada Revised Statutes provides that directors may be removed by the stockholders holding not less than 2/3 of the voting power, and that the articles of incorporation may require the concurrence of more than 2/3 of the voting power.

The MVP Online Games bylaws do not have a provision concerning removal of a director.

Section 78.335 of the Nevada Revised Statutes provides that directors may be removed by the stockholders holding not less than 2/3 of the voting power, and that the articles of incorporation may require the concurrence of more than 2/3 of the voting power.

MVP Network’s bylaws provide that a director may be removed with or without cause by the affirmative vote or written consent of shareholders who hold in the aggregate at least 2/3 of the voting power.

Board Quorum and Vote Requirements
A majority of the authorized number of directors constitutes a quorum.

Every act or decision (including vote) of a majority of the directors present at any meeting for which a quorum is present shall be regarded as the act of the board, unless a greater number is required by law or the articles of incorporation.

A majority of the entire board of directors constitutes a quorum. The total number of directors includes any unfilled vacancies on the board.

The vote of a majority of the directors present at any meeting for which a quorum is present constitutes the act of the board.

Special Meetings of Stockholders
The MVP Online Games bylaws provide that special meetings of the stockholders, for any purpose or purposes whatsoever, may be called at any time by the president or by the board of directors, or by one or more shareholders holding not less than 10% of the voting power.

The MVP Network bylaws provide that special meetings of the shareholders may be called at any time and for any purpose by the board of directors.  They also provide that upon the written demand of shareholders holding in the aggregate at least 10% of the outstanding voting power, the board of directors or the secretary shall call a special meeting of the shareholders to take place within 150 days of receipt by the corporation of the demand.

Inspection of Stockholders' List
Nevada law authorizes any stockholder of record who owns not less than 15% of all of the issued and outstanding shares and any person who has been authorized in writing by holders of at least 15% of the issued and outstanding shares to inspect the stockholders' list.

The MVP Online Games bylaws provide that the stockholders’ list is open to inspection upon the written demand of a shareholder (who has the percentage ownership required for inspection by the Nevada Revised Statutes), at any reasonable time, and for a purpose reasonably related to his interests as a shareholder.

Nevada law authorizes any stockholder of record who owns not less than 15% of all of the issued and outstanding shares and any person who has been authorized in writing by holders of at least 15% of the issued and outstanding shares to inspect the stockholders' list.

The MVP Network bylaws have no provision concerning inspection of the stockholders’ list.

Voting Rights	The Nevada Revised Statutes provide that a Nevada corporation’s articles of incorporation may provide for cumulative voting of shares for directors.	The Nevada Revised Statutes provide that a Nevada corporation’s articles of incorporation may provide for cumulative voting of shares for directors.

The MVP Online Games articles of incorporation and bylaws do not provide for cumulative voting for directors.

The MVP Online Games bylaws provide that on all matters submitted to a vote of stockholders of MVP Online Games, each holder of MVP Online Games common stock has the right to cast one vote for each share of MVP Online Games common stock held.

The MVP Network articles of incorporation and bylaws do not provide for cumulative voting for directors.

The MVP Network bylaws provide that on all matters submitted to a vote of stockholders of MVP Network, each holder of MVP Network common stock has the right to cast one vote for each share of MVP Network common stock held.

Notice of Meetings

The MVP Online Games bylaws provide that written notice of a stockholder meeting specifying the place, the day, the hour of such meeting, and the purpose or purposes for which the meeting is called, is to be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the meeting.

The MVP Network bylaws provide that notice of each meeting of shareholders whether annual or special is to be given to stockholders as required by Section 78.370 of the Nevada Revised Statutes. This section of the Nevada Revised Statutes provides that written notice of a stockholders’ meeting, stating the purpose or purposes for which the meeting is called, the time when, and the place where, it is to be held, and the means of electronic communications, if any, by which stockholders and proxies shall be deemed to be present in person and vote, must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the meeting.

Action by Written Consent
The MVP Online Games articles of incorporation provide that any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

The MVP Network bylaws state any action which may be taken by a vote of shareholders at a meeting thereof may be taken without a meeting if a written consent to such action is signed by stockholders holding at least a majority of the voting power of the corporation: except that, if a different proportion of voting power is required for such action at a meeting of shareholders, then that proportion of written consents is required.

Shareholder Quorum	A majority of shares entitled to vote, present in person or represented by proxy, constitutes a quorum at any meeting of the stockholders.	A majority of shares entitled to vote, present in person or represented by proxy, constitutes a quorum at any meeting of the stockholders.
Notice Requirements for Stockholder Proposals, including Director Nominations	Neither the articles of incorporation nor the bylaws of MVP Online Games provide for proposals by stockholders.	Neither the articles of incorporation nor the bylaws of MVP Network provide for proposals by stockholders.

However, an MVP Network stockholder who desires to nominate a person for election to the board of directors or to make other proposals must meet the deadlines and other requirements set forth in the rules and regulations of the SEC related to stockholder proposals.

Limitation of Personal Liability of Directors
The MVP Online Games articles of incorporation eliminate an MVP Online Games director's personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.
The MVP Network articles of incorporation and bylaws do not limit or eliminate the personal liability of directors.

Indemnification
The MVP Online Games bylaws provide that MVP Online Games may indemnify its directors, officers, employees and agents, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding arising by reason of the fact that such person is or was a director, officer, employee or agent of MVP Online Games or is or was serving at the request of MVP Online Games as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner which he reasonably believed to be in or not apposed to the best interests of MVP Online Games, and with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful.

The MVP Online Games bylaws also provide that MVP Online Games may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in MVP Online Games’ favor by reason of the fact that such person is or was a director, officer, employee or agent of MVP Online Games, or is or was serving at the request of MVP Online Games as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amount

The MVP Network bylaws provide that MVP Network shall, to the full extent permitted by applicable provisions of Nevada law as the same presently exists or may hereafter be amended, indemnify each of its agents (as defined below) against expenses judgments, fines settlements and other amounts actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that any such person is or was an agent of MVP Network.  The expenses of officers and directors incurred in defending a criminal or civil action, suit or proceeding shall be paid by MVP Network as they are incurred and in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by MVP Network.  The provisions of the immediately preceding sentence shall not affect any rights to advancements of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.  For purpose of this section, an “agent” of MVP Network includes any person who is or was a director, officer, employee or other agent of MVP Network, or who is or was serving at the request of MVP Network as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In the event that paid in settlement and attorneys fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of MVP Online Games.

applicable law shall hereafter permit or authorize indemnification by the corporation of agents for any reason or purpose or in any manner not otherwise provided for in this bylaw, then such agents shall be entitled to such indemnification by making written demand therefore upon MVP Network,

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction determining, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation had been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the immediately preceding paragraphs, or in defense of any claim, issue or matter therein, MVP Online Games shall indemnify him against expenses, including attorneys fees, actually and reasonably incurred by such person in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

it being the intention of this bylaw at all times to provide the most comprehensive indemnification coverage to MVP Network’s agents as may or hereafter be permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Loans to Directors, Officers and Employees
Nevada law provides the board of directors, without shareholder approval, to authorize loans to corporate directors, officers, and/or employees where such loans may reasonably be expected to benefit the corporation.

The MVP Online Games articles and bylaws do not explicitly provide for loans to officers, directors or employees of MVP Online Games.

Nevada law provides the board of directors, without shareholder approval, to authorize loans to corporate directors, officers, and/or employees where such loans may reasonably be expected to benefit the corporation.

The MVP Network bylaws state that MVP Network shall not make any loans of money or property to or guarantee the obligation of (a) any director or officer of the corporation, any director or officer of its subsidiary corporations, directly or indirectly, or (b) any person, upon the security of the shares of MVP Network or its parent, unless the loan or guarantee is otherwise adequately secured, except by the vote or written consent of the holders of a majority of the outstanding shares of all classes, regardless of limitations on voting rights, other than shares held by the benefited director, officer or shareholder.

Interested Director Transactions

Under Section 78.140 of the Nevada Revised Statutes, certain contracts or transactions in which one or more of a corporation's directors or officers has a financial interest are not void or voidable solely because of such interest, or solely because the director or officer participates in the meeting which authorizes the contract or transaction or votes in favor of such contract or transaction, if:

•  such interest is disclosed to the board or a committee and the board or committee in good faith authorizes, approves or ratifies the contract or transaction by a vote sufficient without counting the vote of the interested directors, or

Under Section 78.140 of the Nevada Revised Statutes, certain contracts or transactions in which one or more of a corporation's directors or officers has a financial interest are not void or voidable solely because of such interest, or solely because the director or officer participates in the meeting which authorizes the contract or transaction or votes in favor of such contract or transaction, if:

•  such interest is disclosed to the board or a committee and the board or committee in good faith authorizes, approves or ratifies the contract or transaction by a vote sufficient without counting the vote of the interested directors, or

•  such interest is disclosed to the stockholders and the stockholders in good faith approve or ratify the contract or transaction, by majority vote, with the shares owned by any interested director being entitled to vote thereon; or

•  the common directorship, office or financial interests is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action; or

•   the contract or transaction is fair as to the corporation at the time it is authorized or approved.

The articles of incorporation of MVP Online Games provide that contracts or transactions between the corporation and such interested parties are not affected or invalidated because of the relationship.  The articles of incorporation require the disclosure of the relationship to, or the knowledge of the relationship by, the board of directors or a majority thereof.  The interested director may vote on the contract or action as if he was not interested.

•  such interest is disclosed to the stockholders and the stockholders in good faith approve or ratify the contract or transaction, by majority vote, with the shares owned by any interested director being entitled to vote thereon; or

•  the common directorship, office or financial interests is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action; or

•   the contract or transaction is fair as to the corporation at the time it is authorized or approved.

The MVP Network bylaws provide that no contract or other transaction between MVP Network and any other corporation shall be impaired, affected, or invalidated, nor shall any director be liable in any way, by reason of the fact that any one or more of the directors of MVP Network is or are interested in, or is a director or officer or shareholder of such other corporation, provided that such facts are disclosed or made known to the board of directors prior to their authorizing such transactions.

Any director, personally and individually, may be a party to or may be interested in any contract or transaction of MVP Network, and no director shall be liable in any way by reason of such interest, provided that the fact of such interest be disclosed or made known to the board or directors prior to their authorization of such contract or transaction, and provided that the board of directors shall authorize, approve or ratify such contract or transaction by the vote (not counting the vote of any such director) of a majority of a quorum.  This shall not be construed to impair or invalidate or in any way affect any contract or other transaction which would otherwise be valid under the law applicable thereto.

Amendment of Bylaws
The MVP Online Games bylaws provide that new bylaws may be adopted or the existing bylaws may be amended or repealed by the vote of shareholders entitled to exercise a majority of the voting power of the corporation or by the written assent of such shareholders.

The bylaws of MVP Network provide that the bylaws shall be subject to amendment, modification, alteration, or repeal, and new by-laws may be adopted, by the affirmative vote or written consent of shareholders holding in the aggregate at least a majority of the outstanding voting power of the corporation, provided, however, the shareholders shall have no power to adopt any bylaw which is contrary to applicable law.

The MVP Online Games bylaws also provide that, subject to the right of shareholders as provided in the paragraph above to adopt, amend or repeal bylaws, other than a bylaw or amendment thereof changing the authorized number of directors, may be adopted, amended or repealed by the board of directors.

The board of directors may from time to time make, adopt, alter, amend, or repeal bylaws of the corporation:  provided, however, the board of directors shall have no power to change a bylaw which has been adopted by the shareholders or to adopt any bylaw which is contrary to applicable law.

LEGAL MATTERS

The validity of the securities MVP Network is offering under this information statement/prospectus will be passed upon by Robert N. Wilkinson, Esq., as counsel to MVP Network.

EXPERTS

The financial statements of MVP Network, Inc. as of December 31, 2006, and for each of the two years in the period ended December 31, 2006, and MVP Network management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, are incorporated by reference in the information statement/prospectus constituting a part of this registration statement on Form S-4 have been audited by Madsen and Associates, CPA’s, Inc., MVP Network’s independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of MVP Network Online Games, Inc. as of December 31, 2006, and for each of the two years in the period ended December 31, 2006 is included in this information statement/prospectus in reliance upon the report of Madsen and Associates, CPA’s, Inc., MVP Online Games’ independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

MVP Network files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by MVP Network at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of MVP Network are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

MVP Network has filed a registration statement on Form S-4 to register with the SEC the MVP Network common stock to be issued to MVP Online Games stockholders in the Merger. This information statement/prospectus is a part of that registration statement and constitutes both a prospectus of MVP Network and an information statement of both MVP Network and MVP Online Games for purposes of implementing the stockholder approval of each company. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about MVP Network, MVP Network common stock and MVP Online Games. As allowed by SEC rules, this information statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows MVP Network to "incorporate by reference" information into this information statement/prospectus. This means that MVP Network can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this information statement/prospectus, except for any information that is superseded by information that is included directly in this information statement/prospectus or incorporated by reference subsequent to the date of this information statement/prospectus. Neither MVP Network nor MVP Online Games incorporates the contents of any website it may have into this information statement/prospectus.

This information statement/prospectus incorporates by reference the documents listed below that MVP Network has previously filed with the SEC. They contain important information about MVP Network and its financial condition. The following documents, which were filed by MVP Network with the SEC, are incorporated by reference into this information statement/prospectus:

•	MVP Network’s annual report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the SEC on April 9, 2007;

•	MVP Network’s quarterly report on Form 10-QSB for the quarterly period ended June 30, 2007, filed with the SEC on May 15, 2007; and

•	MVP Network’s quarterly report on Form 10-QSB for the quarterly period ended June 30, 2007, filed with the SEC on August 13, 2007;

•      MVP Network’s current report on Form 8-K dated November 22, 2006, filed with the SEC on November 22, 2007; and

•      MVP Network’s current report on Form 8-K dated June 25, 2007, filed with the SEC on June 26, 2007;

In addition, MVP Network incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this information statement/prospectus and the date on which the Merger is consummated.  These documents include periodic reports, such as annual reports on Form10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, excluding any information furnished pursuant to Item 7.01 or Item 8.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Exchange Act, as well as information statements.

MVP Network also incorporates by reference the Merger Agreement attached to this information statement/prospectus as Annex A.

MVP Network has supplied all information contained in or incorporated by reference into this information statement/prospectus relating to MVP Network, and MVP Online Games has supplied all information contained in this information statement/prospectus relating to MVP Online Games.

You can obtain any of the documents incorporated by reference into this information statement/prospectus through MVP Network or from the SEC through the SEC's website at www.sec.gov. Documents incorporated by reference are available from MVP Network without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this information statement/prospectus. MVP Network stockholders and MVP Online Games stockholders may request a copy of such documents by contacting MVP Network at:

MVP Network, Inc. 110 North Jefferson Avenue St. Louis, Missouri 63103 (314) 241-0070 Attention: Timothy R. Smith

IN ORDER FOR YOU TO RECEIVE THE DOCUMENTS BEFORE CONSUMMATION OF THE MERGER, MVP NETWORK SHOULD RECEIVE YOUR REQUEST NO LATER THAN ______________, 2007.

We have not authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained in this information statement/prospectus or in any of the materials that we have incorporated by reference into this information statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this information statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this information statement/prospectus does not extend to you. The information contained in this information statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this information statement/prospectus to stockholders nor the issuance of MVP Network common stock in the Merger should create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

(Incorporated by Reference from MVP Network’s Current Report on Form 8-K dated November 22, 2006 and filed November 22, 2006.)

ANNEX B

SECTIONS 92A.300 TO 92A.500 OF THE NEVADA REVISED STATUTES

Dissent and Appraisal Rights of the Nevada Revised Statutes

To S-4 Information Statement/Prospectus for MVP Network, Inc. dated September *, 2007

This act shall be known and may be cited as the "Nevada Revised Statutes".

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
(Added to NRS by 1995, 2086)

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
(Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
(Added to NRS by 1995, 2087)

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.
      (Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
(Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
(Added to NRS by 1995, 2087)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.
1.           Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.           Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
(Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
1.           Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a)	Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:
(1)
If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2)	If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b)
Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c)
Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d)	Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

2.           A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.           There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a)           The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b)	The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1)	Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:
(I)           The surviving or acquiring entity; or

(II)
Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2)	A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2.           There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

(Added to NRS by 1995, 2088)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.           A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2.           A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a)	He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b)	He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
(Added to NRS by 1995, 2089)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.           If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2.           If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420  Prerequisites to demand for payment for shares.

1.           If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a)	Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)           Must not vote his shares in favor of the proposed action.

2.           If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3.           A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204)

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.           The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.           The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a)	State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b)	Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c)
Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)	Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e)           Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205)

NRS 92A.440  Demand for payment and deposit of certificates; retention of rights of stockholder.

1.           A stockholder to whom a dissenter’s notice is sent must:

(a)           Demand payment;

(b)
Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c)           Deposit his certificates, if any, in accordance with the terms of the notice.

2.           The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3.           The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1.           The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2.           The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.
(Added to NRS by 1995, 2090)

NRS 92A.460  Payment for shares: General requirements.

1.           Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a)           Of the county where the corporation’s registered office is located; or

(b)
At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2.           The payment must be accompanied by:

(a)
The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b)           A statement of the subject corporation’s estimate of the fair value of the shares;

(c)           An explanation of how the interest was calculated;

(d)           A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e)           A copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2090)

NRS 92A.470  Payment for shares: Shares acquired on or after date of dissenter’s notice.

1.           A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2.           To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

(Added to NRS by 1995, 2091)

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.           A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2.           A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

(Added to NRS by 1995, 2091)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.           If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2.           A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3.           The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.           The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.           Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a)	For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b)	For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
(Added to NRS by 1995, 2091)

NRS 92A.500  Legal proceeding to determine fair value: Assessment of costs and fees.

1.           The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.           The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b)
Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.           If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.           In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.           This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092)

ANNEX C

FORM OF DISSENTER’S APPRAISAL NOTICE

To S-4 Information Statement/ Prospectus for MVP Network, Inc. dated September *, 2007

Dissenter’s Appraisal Notice of MVP Network, Inc.
Delivered Pursuant to NRS 92A.410 of the Nevada Revised Statutes

Our company’s estimate of the fair value of the shares which are the subject of this notice is [$____] per share of MVP Online Games common stock, and we hereby offer to pay such estimated fair value.

Demand for payment must be sent to MVP Online Games by mail, courier, facsimile or electronic mail by _______________, 2007 as follows:

MVP Network Online Games, Inc.
110 North Jefferson Avenue
St. Louis, Missouri 63103
Attention: Timothy R. Smith, Vice President

Certificates of MVP Online Games’ shares must be deposited by _______________, 2007 as follows:

MVP Network Online Games, Inc.
110 North Jefferson Avenue
St. Louis, Missouri 63103
Attention: Timothy R. Smith, Vice President

A form for demanding payment is attached to this Dissenter’s Appraisal Notice as Exhibit A.

A copy of the dissent and appraisal provisions of the Nevada Revised Statutes Act is attached as Annex B to the S-4 Information Statement/Prospectus to which this Dissenter’s Appraisal Notice is attached.

A notice to withdraw any demand for payment must be received by _______________, 2007.

If requested in writing, we will provide to the stockholder so requesting by _______________, 2007, the number of stockholders and the total number of shares held by them who have returned a demand for payment by the date specified above.

EXHIBIT A TO DISSENTER’S APPRAISAL NOTICE

Name and Address of MVP Online Games stockholder exercising dissent and appraisal rights:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

Number of shares of MVP Online Games common stock of stockholder over which stockholder is exercising dissent and appraisal rights:

_________________________________________________________________

The undersigned hereby certifies that he/she/it acquired the shares of MVP Online Games before November 22, 2006, being the record date for approval of the proposed Merger, and did not vote for or consent to the proposed Merger.  November 22, 2006 was also the date of first announcements to the news media or to the stockholders of the terms of the proposed Merger.

The undersigned hereby accepts the offer of MVP Online Games as set forth in this Dissenter’s Appraisal Notice:

Yes  [   ]                                                      No  [   ]

If our offer is not accepted, the MVP Online Games stockholder’s estimated fair value of the shares is $_________ per share of MVP Online Games common stock and the undersigned hereby demands payment of this estimated value plus interest.

Dated: _______________, 2007.

______________________________________                        ______________________________________
Signature of Owner                                                                              Signature of Co-owners,
if applicable

Print Name:  ________________________                                  __________________________

Print Title:  _________________________                                 __________________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Under Nevada Law, indemnification of officers and directors is permissible when a director performs his or her duties in good faith, in a manner the director believes to be in the best interests of the corporation and its shareholders and has met the requisite standard of care.

Article 7 of MVP Network’s bylaws provide that MVP Network shall, to the full extent permitted by applicable provisions of Nevada law as the same presently exists or may hereafter be amended, indemnify each of its agents (as defined below) against expenses judgments, fines settlements and other amounts actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that any such person is or was an agent of MVP Network.  The expenses of officers and directors incurred in defending a criminal or civil action, suit or proceeding shall be paid by MVP Network as they are incurred and in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by MVP Network. The provisions of the immediately preceding sentence shall not affect any rights to advancements of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.  For purpose of this section, an “agent” of MVP Network includes any person who is or was a director, officer, employee or other agent of MVP Network, or who is or was serving at the request of MVP Network as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  In the event that applicable law shall hereafter permit or authorize indemnification by the corporation of agents for any reason or purpose or in any manner not otherwise provided for in this bylaw, then such agents shall be entitled to such indemnification by making written demand therefore upon MVP Network, it being the intention of this bylaw at all times to provide the most comprehensive indemnification coverage to MVP Network’s agents as may or hereafter be permitted by Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization dated November 22, 2006 incorporated by reference from the Issuer's Form 8-K current report filed November 22, 2006.
3.1	Articles of Incorporation incorporated by reference

3.2	Certificate of Amendment to Articles of Incorporation dated November 1, 1996 (changing name to Oasis Oil Corporation) incorporated by reference from the Issuer’s Form 10-KSB filed April 11, 1997
3.3	Certificate of Amendment to Articles of Incorporation dated November 1, 1996 (changing Authorized Shares) incorporated by reference from the Issuer’s Form 10-KSB filed April 11, 1997
3.4	Restated Articles of Incorporation dated January 28, 2000
3.5
Certificate of Amendment to Articles of Incorporation filed August 3, 2006 (changing name to MVP Network, Inc.) incorporated by reference from the Issuer’s Form 10-KSB/A for the year ended 12/31/05 filed on 5/2/06

3.6
Certificate of  Amendment to  Articles of Incorporation dated effective March 30, 2007 (changing number of authorized shares and par value of common stock, changing number of authorized shares and par value of preferred stock, and effecting a forward stock split) incorporated by reference from the Issuer’s Form 10-KSB filed on April 4, 2007

3.7	By-Laws
5.1	Legal Opinion of Robert N. Wilkinson, Esq.
10.1	License of Rights in Software Program (Golden Fairway Golf) dated June 25, 2007, incorporated by reference from the Issuer’s Form 8-K filed 6/26/07
10.2	License of Rights in Software Program (Redline Thunder) dated June 25, 2007, incorporated by reference from the Issuer’s Form 8-K filed 6/26/07
23.1	Consent of Madsen & Associates, CPA’s, Inc.
23.2	Consent of Robert N. Wilkinson, Esq. (included in Exhibit 5.1)

Item 22.  Undertakings

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement. provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on September 5, 2007.

MVP Network, Inc.

/s/ Paul A. Schneider Paul A. Schneider	/s/ Timothy R. Smith Timothy R. Smith
President, C.E.O. and Director	Vice President, C.F.O. and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date

/s/ Paul A. Schneider	President, C.E.O.	September 5, 2007
Paul A. Schneider	and Director

/s/ Timothy R. Smith	Vice President, C.F.O.	September 5, 2007
Timothy R. Smith	and Director

/s/ Debbra Schneider	Director	September 5, 2007
Debbra Schneider